    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1997


                                                      REGISTRATION NO. 333-16571

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        CONSERVER CORPORATION OF AMERICA

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            0723                           65-0675901
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                          2655 LEJEUNE ROAD, SUITE 535
                          CORAL GABLES, FLORIDA 33134
                                 (305) 444-3888
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          CHARLES H. STEIN, PRESIDENT
                          2655 LEJEUNE ROAD, SUITE 535
                          CORAL GABLES, FLORIDA 33134
                                 (305) 444-3888
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------
                                   COPIES TO:

                 IRA ROXLAND, ESQ.                              LAWRENCE B. FISHER, ESQ.
            PARKER DURYEE ROSOFF & HAFT                    ORRICK, HERRINGTON & SUTCLIFFE LLP
                 529 FIFTH AVENUE                                   666 FIFTH AVENUE
             NEW YORK, NEW YORK 10017                           NEW YORK, NEW YORK 10103
                  (212) 599-0500                                     (212) 506-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1997

PROSPECTUS

LOGO                                       CONSERVER CORPORATION OF AMERICA
                                         4,000,000 SHARES OF COMMON STOCK AND
                                  4,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                            ------------------------

     This Prospectus relates to the offering (the "Offering") of 4,000,000 shares (the "Shares") of common stock, $0.001 par value per share (the "Common Stock"), and 4,000,000 Redeemable Common Stock Purchase Warrants (the "Warrants") of Conserver Corporation of America, a Delaware corporation (the "Company"). The Shares and Warrants are sometimes hereinafter collectively referred to as the "Securities." Until the completion of this Offering, the Shares and Warrants may only be purchased together on the basis of one Share and one Warrant. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $8.40 per share [140% of the initial public offering price per Share] at any time during the period commencing six (6) months from the date of this Prospectus and terminating five
(5) years from the date of this Prospectus. The Warrant exercise price is subject to adjustment under certain circumstances. Commencing eighteen (18) months after the date of this Prospectus, the Company may redeem all, but not less than all, of the Warrants at $0.10 per Warrant on thirty (30) days' prior written notice to the warrantholders if the average closing sale price of the Common Stock as reported on the American Stock Exchange ("AMEX") equals or exceeds 250% of the initial public offering price per Share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.



     Prior to this Offering, there has been no public market for the Common Stock or the Warrants, and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering prices will be $6.00 per Share and $.10 per Warrant. For information regarding the factors considered in determining the initial public offering prices of the Shares and Warrants and the terms of the Warrants, see "Risk Factors" and "Underwriting." The Company intends to apply for the listing of the Shares and Warrants on AMEX where they are expected to trade separately immediately after the Offering under the symbols "CCA" and "CCAW", respectively.


                            ------------------------
   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION."

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                               UNDERWRITING            PROCEEDS TO
                                     PRICE TO PUBLIC           DISCOUNT(1)              COMPANY(2)
---------------------------------------------------------------------------------------------------------
 Per Share.......................            $                      $                       $
---------------------------------------------------------------------------------------------------------
 Per Warrant.....................            $                      $                       $
---------------------------------------------------------------------------------------------------------
 Total(3)........................            $                      $                       $
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Does not include additional compensation payable to National Securities Corporation, the representative of the several Underwriters (the "Representative"), in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.


(2) Before deducting estimated expenses of $464,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.


(3) The Company has granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to an aggregate of 600,000 additional shares of Common Stock and/or 600,000 additional Warrants upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). If the Over-allotment Option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."

                            ------------------------

     The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment at the offices of National Securities Corporation, Seattle, Washington on or about
               , 1997.


                        NATIONAL SECURITIES CORPORATION

             The date of this Prospectus is                , 1997.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

        [SERIES OF PICTURES DEPICTING THE AFFECT OF CONSERVER 21(TM) ON
                         CERTAIN FRUITS AND VEGETABLES]



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMEX, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors." Unless otherwise indicated, all information in this Prospectus (i) assumes the Over-allotment Option is not exercised, (ii) reflects the 2.128874-for-one stock split and the 1.066194-for-one stock split effected by the Company in November 1996 and December 1996, respectively, and (iii) assumes the Warrants and the Representative's Warrants to purchase 400,000 shares of Common Stock and/or 400,000 Warrants issued to the Representative in connection with this Offering (the "Representative's Warrants") are not exercised. Such information also assumes (i) that $750,000 in principal amount of outstanding indebtedness of the Company which, by its terms, can be converted into 340,469 shares of Common Stock, is not converted, (ii) outstanding options to acquire 941,965 shares of Common Stock, as well as up to 600,000 shares of Common Stock issuable upon exercise of future stock option grants under the Company's 1996 Stock Option Plan, are not exercised, (iii) outstanding warrants to purchase 737,683 shares of Common Stock are not exercised, and (iv) warrants to be issued to a holder of convertible debt and its affiliate, upon the consummation of the Offering, to purchase 1,248,386 shares of Common Stock are not exercised.



     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company has not engaged in any revenue producing activities to date and anticipates commencing commercial operations no later than two months following consummation of this Offering. As a result, the Company's actual performance may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


                                  THE COMPANY


     Conserver Corporation of America (the "Company") has licensed the exclusive right to distribute, market, sell and otherwise commercially exploit Conserver 21(TM), a product composed of a non-toxic mixture of sepiolite and mineral salts, to commercial users in the United States and Canada through May 2005, subject to extension. Tests performed over the past 30 months by the Company, the manufacturer and the distributor of Conserver 21(TM), respectively, as well as by non-affiliated laboratories at the request of the manufacturer and distributor in various parts of the world utilizing independently derived protocols, have shown that the use of Conserver 21(TM) can extend the post-harvest life of fruits, vegetables and flowers.



     Conserver 21(TM) works like a sponge by cleansing from the atmosphere of a storage or transport container ethylene and other gases emitted by fruits, vegetables and flowers, thereby retarding their spoilage, lengthening their post-harvest life and minimizing their shrinkage during ripening. These gases, if allowed to remain in the atmosphere of the container, would be reabsorbed by the perishable cargo during its maturation process, resulting in its accelerated decay. Conserver 21(TM) also releases carbon dioxide and water vapor, thereby assisting fruits, vegetables and flowers to maintain their freshness. Conserver 21(TM), a non-invasive product, is manufactured in the form of cylindrical granules and placed in sealed filters or packets which are then positioned within a storage or transport space.



     The Company believes that Conserver 21(TM) can be used in conjunction with a comprehensive quality assurance maintenance program to provide more commercially saleable fruits, vegetables and flowers more reliably and cost effectively than is achieved by current industry practices. It is currently common for some growers of fresh fruits and vegetables to pick and ship their products prior to their being fully ripened in an effort to reduce spoilage and to minimize the extent of the natural decay that occurs in the transportation of perishables. This often results in delivery of fruits and vegetables that are unevenly ripened, have less mass, and a compromised taste. Growers and distributors have resorted to using expensive storage and transportation methods in an effort to reduce the incidence of such commercially unsatisfactory products. The Company believes that Conserver 21(TM) which, for illustrative purposes, has the capacity, as demonstrated by independent testing, to extend the post-harvest life of certain varieties of tomatoes, strawberries, sweet peppers and lilies by as much as 7, 10, 9 and 5 days, respectively, offers an improved alternative to such methods. The Company intends to develop a quality assurance maintenance program utilizing Conserver 21(TM) that will provide fruit, vegetable and/or flower inspection and supervision services from point of harvesting or packing to point of retail sale (the "Conserver 21(TM) Program"). The Company intends to market the Conserver 21(TM) Program to growers, distributors, supermarket chains and other retailers who can benefit from the availability of more saleable perishables.



     The Company believes that the Conserver 21(TM) Program can offer the following benefits:



     - Increase in shelf-life of fruits, vegetables and flowers.



     - Fruits and vegetables will be able to be harvested nearer their height of ripeness, which would enable them to have higher sugar content, richer color, greater weight and better taste.



     - Shrinkage and spoilage of fruits and vegetables during storage will be reduced, thus resulting in a greater product yield available for sale by supermarkets and other retailers.



     - The time and expense involved in handling and sorting of produce in storage and transport will be reduced.



     - The selling season for many fruits and vegetables will be extended.



     - Reduction of the costs of transport of highly perishable fruits, vegetables and flowers as slower and less expensive means can be utilized due to the longer post-harvest life of the perishables.



     The Company also intends to purchase seasonal fruits and vegetables, store them utilizing its Conserver 21(TM) Program and then resell them "out of season".



     The Company's distribution and marketing rights are derived from a Distribution Agreement with Conserver International B.V. ("BV") which, together with its affiliates Conserver Engineering Ltd. ("Engineering") and Conserver North America, Inc. ("Nord"), are based in Brussels and Paris and are hereinafter referred to as "Groupe Conserver." Groupe Conserver's marketing and distribution rights with respect to Conserver 21(TM) are derived from its contractual arrangements with Conserver XXI, S.A. ("Conserver XXI"), a Spanish company that manufactures and packages Conserver 21(TM) in Madrid and whose principal stockholder is Alfonso de Sande Moreno, the developer of Conserver 21(TM).



     The Company is aware of a dispute between Groupe Conserver and Conserver XXI which could limit the Company's ability to obtain Conserver 21(TM) from Groupe Conserver, the Company's current supplier, and result in the possible impairment of the Company's marketing and distribution rights licensed to it by Groupe Conserver. The Company has entered into an agreement by which it may acquire substantially identical marketing and distribution rights over a longer term directly from Conserver XXI, with improved pricing for Conserver 21(TM) purchases, if required.



     The Company was incorporated in the State of Delaware in March 1996. The principal executive offices of the Company are located at 2655 LeJeune Road, Suite 535, Coral Gables, Florida 33134, and its telephone number is (305) 444-3888.

                                  THE OFFERING



Securities Offered by the
Company.......................   4,000,000 Shares and 4,000,000 Warrants. The
                                 Shares and the Warrants will be separately transferable immediately following the completion of this Offering.


Exercise Price of Warrants....   Each Warrant entitles the registered holder
                                 thereof to purchase, at any time over a
                                 fifty-four (54) month period commencing six (6) months after the date of this Prospectus, one share of Common Stock at a price of $ per share [140% of the initial public offering price per Share]. The Warrant exercise price is subject to adjustment under certain circumstances. See "Description of Securities."

Redemption of Warrants........   Commencing eighteen (18) months after the date
                                 of this Prospectus, the Company may redeem all, but not less than all, of the Warrants at $0.10 per Warrant on thirty (30) days' prior written notice to the warrantholders if the average closing sale price of the Common Stock equals or exceeds 250% of the initial public offering price per Share of Common Stock for any twenty
                                 (20) trading days within a period of thirty
                                 (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."


Common Stock Outstanding
  Before the Offering...........  9,556,745 shares



Common Stock to be Outstanding
  After the Offering..........   13,500,000 shares(1)



Use of Proceeds...............   The net proceeds of this Offering will be used
                                 for direct and collaborative marketing and distribution, Conserver 21(TM) inventory purchases, end-of-season fruit purchases, storage and sales, research and development, possible investment in either United States or non-United States manufacturing facilities, repayment of indebtedness and working capital and general corporate purposes. See "Use of Proceeds."


Risk Factors and Dilution.....   An investment in the Securities offered hereby
                                 involves a high degree of risk and immediate and substantial dilution. Prospective investors should consider carefully the factors set forth under "Risk Factors" and "Dilution."

Proposed Symbols for AMEX(2)


  Common Stock................   "CCA"


  Warrants....................   "CCAW"

---------------

(1) Assumes the Company's re-acquisition of an aggregate of 56,745 shares upon the consummation of this Offering from an affiliate of a holder of a convertible debenture issued by the Company (the "SES Reacquisition"). See "Management's Discussion and Analysis of Financial Condition and Plan of Operation."


(2) The AMEX listing does not imply that a liquid and active market will develop, or be sustained, for the Securities upon completion of the Offering. There can be no assurance that the Securities will be accepted for listing on the AMEX.


     The Company has been granted exclusive rights to use the Conserver 21(TM) licensed trademark in the United States and Canada solely in connection with the marketing of Conserver 21(TM) products.

                         SUMMARY FINANCIAL INFORMATION


     The following summary financial data have been derived from the financial statements of the Company. The statement of operations data set forth below with respect to the period from March 6, 1996 (date of incorporation) to August 31, 1996, for the three months ended November 30, 1996 and the period from March 6, 1996 (date of incorporation) to November 30, 1996 and the balance sheet at August 31, 1996 and November 30, 1996 are derived from, and are qualified by reference to, the Financial Statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto.


STATEMENT OF OPERATIONS DATA(1):


                                                MARCH 6, 1996                             MARCH 6, 1996
                                                  (DATE OF           THREE MONTHS           (DATE OF
                                              INCORPORATION) TO          ENDED          INCORPORATION) TO
                                               AUGUST 31, 1996     NOVEMBER 30, 1996    NOVEMBER 30, 1996
                                              -----------------    -----------------    -----------------
    Revenues...............................      $        --          $        --          $        --
    Compensation charges in connection with
      issuance of options and
      warrants(2)..........................          907,201                   --              907,201
    General and administrative expenses....          458,611              402,952              861,563
                                                 -----------          -----------          -----------
    Operating (loss).......................       (1,365,812)            (402,952)          (1,768,764)
    Interest expense, net of interest
      income...............................           21,259               73,993               95,252
                                                 -----------          -----------          -----------
    Net (loss).............................      $(1,387,071)         $  (476,945)         $(1,864,016)
                                                 ===========          ===========          ===========
    Net (loss) per share of Common Stock...      $      (.12)         $      (.04)         $      (.16)
                                                 ===========          ===========          ===========
    Weighted average number of shares of
      Common Stock outstanding.............       11,284,287           11,284,287           11,284,287
                                                 ===========          ===========          ===========


BALANCE SHEET DATA:


                                                                       NOVEMBER 30, 1996
                                                                  ---------------------------
                                                  AUGUST 31,                          AS
                                                     1996           ACTUAL        ADJUSTED(3)
                                                  -----------     -----------     -----------
    Working capital...........................    $ 2,239,902     $ 1,674,777     $21,724,777
    Total assets..............................      2,443,436       2,499,620      22,549,620
    Total current liabilities.................        199,156         686,269         686,269
    Deficit accumulated during development
      stage...................................     (1,387,071)     (1,864,016)     (5,562,016)(4)
    Stockholders' equity......................      1,244,280         813,351      21,863,351


---------------
(1) The Company is in the development stage, and has had no commercial operations to date. See Note A of Notes to Financial Statements.


(2) Relates to non-cash charges recorded by the Company in connection with the value attributed to options and warrants issued by the Company in March and August 1996. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Note E of Notes to Financial Statements.



(3) Gives effect to the sale by the Company of the Securities offered hereby at an assumed initial public offering price of $6.00 per Share and $.10 per Warrant and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds."



(4) Includes non-cash compensation charges of approximately (i) $228,000 related to the cancellation and reissuance of 56,745 options by the Company in January 1997 at an exercise price of $.2202844 per share; (ii) $1,150,000 in connection with the issuance of options by the Company in January 1997 at an exercise price of $2.202844 per share; and (iii) $2,300,000 expected to be recorded by the Company in connection with the value attributed to warrants, issuable upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, exercisable for 1,248,386 shares of Common Stock at an exercise price of $.88 per share. See Note D of Notes to Financial Statements.

                                  RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Securities offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.


     DEVELOPMENT STAGE COMPANY; NO OPERATING REVENUES; ACCUMULATED DEFICIT. The Company is in the development stage and its operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the need to obtain financing, lack of revenues, untested sources of supply and the uncertainty of market acceptance of its business. Its activities since inception have been primarily limited to negotiating the distribution agreement with the several affiliated companies that collectively comprise Groupe Conserver (the "Groupe Conserver Distribution Agreement") and privately raising approximately $4,925,514 in both debt and equity funding to defray its organizational expenses and the development of its initial business plan. The Company has not as yet derived any revenues from operations and has incurred losses since inception. Its accumulated deficit at November 30, 1996 was $1,864,016 which includes non-cash compensation charges of $907,201 recorded in connection with the value attributed to options and warrants issued by the Company in March 1996 and August 1996 and $100,000 of non-cash compensation charges for services to the Company by Charles H. Stein, its President and Chief Executive Officer. In addition, the Company expects to record non-cash compensation charges of approximately $1,150,000 related to options issued in January 1997 and $2,300,000 upon the consummation of this Offering as a consequence of the contemporaneous issuance of warrants upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, to purchase 1,248,386 shares of common stock of the Company at an exercise price of $.88 per share. No operating revenues are anticipated until such time, if ever, as the Company can demonstrate the commercial viability of its Conserver 21(TM) Program. There can be no assurance regarding whether or when the Company will successfully implement its business plan or operate profitably. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business" and Notes D and J of Notes to Financial Statements.



     SOLE SOURCE OF SUPPLY; DISPUTE BETWEEN GROUPE CONSERVER AND CONSERVER XXI; POSSIBLE IMPAIRMENT OF DISTRIBUTION RIGHTS. The Company will initially be dependent upon Groupe Conserver for its supply of Conserver 21(TM) as the Groupe Conserver Distribution Agreement requires the Company to purchase all of its Conserver 21(TM) requirements from Groupe Conserver. Under certain circumstances of non-supply, however, the Company may in the alternative either establish its own domestic manufacturing facilities to produce Conserver 21(TM) or source Conserver 21(TM) from others. The Company has encountered continuing delays in obtaining Conserver 21(TM) from Groupe Conserver and believes that these delays may be attributable to a dispute between Groupe Conserver and Conserver XXI. If such dispute is not resolved, there is a possibility that Groupe Conserver, which currently has no manufacturing facilities of its own and acquires Conserver 21(TM) solely from Conserver XXI, may be unable to supply Conserver 21(TM) to the Company. Furthermore, as the Company's United States and Canadian Conserver 21(TM) distribution and marketing rights are licensed from Groupe Conserver which had itself licensed such rights from Conserver XXI, any assertion by Conserver XXI that Groupe Conserver has breached its contractual relationships with Conserver XXI would raise substantial uncertainties as to the continuity of the Company's own distribution and marketing rights. Any sustained impairment of the Company's ability to acquire Conserver 21(TM) may significantly delay the Company's ability to commercialize its Conserver 21(TM) Program. The Company, through a non-affiliated intermediary, has acquired an option to acquire substantially similar rights for a longer term with improved pricing for Conserver 21(TM) directly from Conserver XXI, which it would propose to exercise only if Conserver XXI declares Groupe Conserver to be in default in its obligations to Conserver XXI. The exercise of such option, however, may be challenged by Groupe Conserver through the institution of legal proceedings. See "-- No Current Manufacturing Capabilities; Delays Inherent in Establishment; Completely Dependent on Outside Manufacturer" and "Business -- Groupe
Conserver --

Distribution Agreement" and "-- Dispute between Groupe Conserver and Conserver XXI; Company Option to Acquire Distribution Rights Directly from Conserver XXI."



     REGULATORY REQUIREMENTS. The Company's intended utilization of Conserver 21(TM) to adsorb gases in storage or transport containers filled with fruits, vegetables and flowers will result in the natural production of carbon dioxide, which will have the effect of retarding the growth of microorganisms and fungi also present in such containers. Such retardation effect, however, may result in the technical classification of Conserver 21(TM) as a "pesticide" under the rules and regulations of the United States Environmental Protection Agency ("EPA") and thus subject Conserver 21(TM) to the provisions of the Federal Insecticide Fungicide and Rodenticide Act ("FIFRA"). The Company and its special counsel, based on a review of the relevant statutes and regulations, have taken the position that Conserver 21(TM) is not a pesticide. The Company has requested a confirmation from the EPA that Conserver 21(TM) is not a pesticide, which request has not as yet been acted upon. There can be no assurance that the EPA will not determine Conserver 21(TM) to be a pesticide. Pesticides are required to be registered with the EPA and their use is subject to compliance with EPA labeling and packaging requirements. If the EPA determines that Conserver 21(TM) is a pesticide, the Company will promptly proceed with EPA registration as both FIFRA and applicable customs regulations prohibit the importation of unregistered pesticides under penalty of possible civil and criminal sanctions. FIFRA registration may require the performance of formal tolerance studies of Conserver 21(TM)'s interaction with fruits and vegetables, which the Company estimates may cost it between $75,000 to $150,000, and would take at least six months to complete, thereby extensively delaying the Company's planned commercialization of the Conserver 21(TM) Program. There can be no assurance that the registration procedure will not entail longer delays and greater costs and expenses. If FIFRA registration is not required, the Company's use of Conserver 21(TM) may require it to comply with the federal Toxic Substance and Control Act which could subject it to other reporting and registration obligations. Based on its review of applicable regulations, the Company believes that Conserver 21(TM) is not subject to United States Department of Transportation hazardous materials requirements which regulate the transport of certain hazardous substances. The Company's proposed use of Conserver 21(TM) does not currently subject it to any other material federal, state or local regulatory approvals. There can be no assurance, however, that future regulatory approvals will not be required, leading to unanticipated expenses and delays inherent to the regulatory process. See "Business -- Regulatory Requirements."



     UNCERTAIN IMPLEMENTATION OF MARKETING STRATEGY. The Company will initially market its Conserver 21(TM) Program to selected supermarkets and other retailers and, if successful in securing a contract for the provision of such services, seek additional customers by asserting that such contractual arrangements had successfully demonstrated the commercial viability of the Conserver 21(TM) Program. Accordingly, there can be no certainty that the Company's marketing strategy can be successfully implemented. See "Business."



     NO PRODUCT MARKET; LACK OF ORDERS AND/OR COMMITMENTS. The Company currently has no orders and there can be no assurance that potential customers will be willing to incur the costs of the Conserver 21(TM) Program, that the Conserver 21(TM) Program will be contracted for by any supermarkets or other retailers or, even if accepted by any such entities, that it will prove profitable or attractive to potential customers. In addition, there can be no assurance that other competing services will not be more economical or attractive to the Company's potential customers. See "Business."



     RESTRICTED SCOPE OF BUSINESS. The proposed Conserver 21(TM) Program currently is the Company's sole line of business and will account for substantially all of the Company's revenues, if any, for the foreseeable future. The use of Conserver 21(TM) to extend post-harvest life and facilitate the transport of fruits, vegetables and other foodstuffs, as well as flowers, has not as yet been demonstrated on a commercial basis. There can be no assurance that, when utilized on a large-scale basis, Conserver 21(TM) will be effective or that it will be more effective than competing products or technologies, or capable of being manufactured in commercial quantities at acceptable costs, or successfully marketed. If the Company's Conserver 21(TM) Program cannot be successfully commercialized or if Conserver 21(TM) cannot be marketed on a stand-alone basis, it is likely there would be a materially adverse effect to the Company's business operations. See "Business -- Conserver 21(TM)."

     GROUPE CONSERVER DISTRIBUTION AGREEMENT. The Groupe Conserver Distribution Agreement provides the Company with exclusive rights in both the United States and Canada to distribute, market, sell and otherwise commercially exploit Conserver 21(TM) to commercial users, excluding domestic consumers, until May 2005, subject to extension. Pursuant to the Groupe Conserver Distribution Agreement, the Company must purchase Conserver 21(TM) from Groupe Conserver and pay it royalties of 6% of the first $100,000,000 of net revenues derived by the Company from its commercial exploitation of Conserver 21(TM) increasing to 7% upon the net revenues in excess of $100,000,000 thereafter. Both the Company and Groupe Conserver may unilaterally terminate such agreement prior to its scheduled expiration date upon the occurrence of specified events. Groupe Conserver may terminate the Distribution Agreement, if, among other things, the Company fails to meet 75% of minimum sales levels (to be mutually agreed upon by the parties) for a period of two consecutive years subsequent to January 1, 1998. There can be no assurance that such events will not occur or that Groupe Conserver will not default on or otherwise be unable to fulfill its obligations as a consequence of its dispute with Conserver XXI or otherwise. See "-- Sole Source of Supply; Dispute between Groupe Conserver and Conserver XXI; Possible Impairment of Distribution Rights." Under the terms of the Groupe Conserver Distribution Agreement, Groupe Conserver is entitled to replace Conserver 21(TM) with a new product, or to modify the specifications, manufacture or design of Conserver 21(TM), so long as any such new product or modifications, as applicable, does not result in a diminution of current Conserver 21(TM) standards. There can be no assurance that Groupe Conserver will not elect either of the foregoing options and, if so elected, that such new or different products will meet the Company's needs for the Conserver 21(TM) Program as effectively as Conserver 21(TM) in its current form, or not require modifications to the Conserver 21(TM) Program. Early termination of the Groupe Conserver Distribution Agreement or the failure of Groupe Conserver to meet all of the Company's supply requirements for Conserver 21(TM) could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Groupe Conserver -- Distribution Agreement."



     NO CURRENT MANUFACTURING CAPABILITIES; DELAYS INHERENT IN ESTABLISHMENT; COMPLETELY DEPENDENT ON OUTSIDE MANUFACTURER. The Company does not intend to develop its own manufacturing facilities in the near future as it intends to rely upon the contractual commitment of Groupe Conserver to furnish the Company with all of its Conserver 21(TM) needs. The Groupe Conserver Distribution Agreement, however, grants the Company the right to establish its own domestic manufacturing facilities in the event Groupe Conserver cannot satisfy the Company's reasonable delivery demands, either by increasing its production capacity or implementing other corrective measures. The Company may construct its own manufacturing facility, if and when permitted by the terms of the Groupe Conserver Distribution Agreement and if then deemed necessary or desirable by the Company's management. See "-- Sole Source of Supply; Dispute between Groupe Conserver and Conserver XXI; Possible Impairment of Distribution Rights." Delays inherent in the design, location and equipping of any such facilities may impair the Company's ability to successfully manufacture and market its Conserver 21(TM) Program, as well as satisfy its contractual commitments to render such services to any future customers, in the event of any unforeseen curtailment or cessation of Groupe Conserver's own manufacturing capabilities. See
"Business -- Sources of Supply; Manufacturing."



     UNPROVEN ON LARGE-SCALE COMMERCIAL BASIS. The Company has never utilized Conserver 21(TM) under the conditions and in the volumes that will be required to make the Conserver 21(TM) Program profitable and cannot predict all of the difficulties that may arise in connection therewith. Other than in Spain, Conserver 21(TM) has never been utilized on a large-scale commercial basis. All of the tests utilizing Conserver 21(TM) conducted to date have been performed on limited quantities of fruits and vegetables under controlled non-commercial conditions, and there can be no assurance that the same or similar results would or could be obtained on a large-scale commercial basis or on any specific project. The Company has not conducted its own comprehensive independent tests and to date, has relied on the tests performed by Groupe Conserver and Conserver
XXI. Thus, it is possible that Conserver 21(TM) may require further research, development, design and testing, as well as regulatory clearances, prior to larger-scale commercialization. Additionally, the Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including competition, cost and availability of the product and changes in regulatory requirements. See "Business."

     SIGNIFICANT CAPITAL REQUIREMENTS; DEPENDENCE ON OFFERING PROCEEDS; NEED FOR ADDITIONAL FINANCING. The Company's capital requirements in connection with its development and marketing of the Conserver 21(TM) Program are expected to be significant. Since the Company is not currently generating any operating revenues, nor are any such revenues anticipated prior to the demonstration of the Conserver 21(TM) Program's commercial viability, it will be materially dependent upon the net proceeds of this Offering to defray the cost of these ongoing activities. The Company believes that the net proceeds of the Offering will be sufficient to finance the Company's working capital requirements for a period of at least 24 months following the completion of this Offering. The continued expansion and operation of the Company's business beyond such 24 month period may be dependent upon its ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, will likely include restrictive covenants, including financial maintenance covenants restricting the Company's ability to incur additional indebtedness and to pay dividends. The failure of the Company to raise capital on acceptable terms when needed could have a material adverse effect on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."



     LIMITED RELIANCE ON PATENTS AND PROPRIETARY RIGHTS. A combination of patents, trademarks and trade secrets protect the rights and know-how relating to Conserver 21(TM). Certain patent applications covering the inventions and know-how upon which Conserver 21(TM) is based have been filed in Spain and The Netherlands by Conserver XXI, which filings by international treaties, are also deemed to have been filed concurrently in the United States and Canada. There can be no assurance that such patents will be accepted, or if accepted, that they will be accepted on a timely basis, or not be infringed upon, or that trade secrets relating to Conserver 21(TM) will not otherwise become known to, or independently developed by, competitors. In addition, there can be no assurance that others will not be issued patents which may prevent the use of Conserver 21(TM) by the Company.



     DEPENDENCE ON KEY PERSONNEL. The Company's success is dependent upon the Company's senior corporate management, particularly Charles H. Stein, its Chief Executive Officer and President. The loss of Mr. Stein's services would have a material adverse effect on the Company. The Company will enter into a three-year employment agreement with Mr. Stein commencing on the consummation of this Offering including a non-competition clause providing that Mr. Stein will not compete with the Company for a period of 36 months following the termination of his employment. The Company also intends to apply for a "key man" life insurance policy on the life of Mr. Stein in an amount of no less than $1,000,000 prior to the consummation of this Offering. The success of the Company will also depend upon the ability to attract and retain highly qualified additional management personnel as the Company grows. The failure to obtain, or delays in obtaining, other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."



     COMPETITION. There are several methods of food preservation commercially available that compete directly or indirectly with the Company's Conserver 21(TM) Program. Many of the Company's competitors have substantially greater financial, human and other resources than the Company as well as more experience in the marketing and selling of post-harvest life extension products. There can be no assurance that the Conserver 21(TM) Program will gain commercial acceptance or establish any meaningful market share. Furthermore, any such market share, if and when achieved, could be lost or reduced by enhanced competition or the emergence of new and more effective preservation technologies. See "Business -- Competing Processes."



     LIMITED EXPERTISE IN MARKETING POST-HARVEST LIFE EXTENSION PRODUCTS. The Company's initial marketing activities will be performed by its executive officers and advisors. To varying degrees, such persons have had prior experience in the food industry and marketing food products and services. However, none have had any experience with Conserver 21(TM) or in marketing the Conserver 21(TM) Program. In order to market and sell the Conserver 21(TM) Program, as well as any future products and services, the Company will need to maintain a sales force with technical expertise in the food preservation and food transportation industries. There can be no assurance that the Company will be able to gain such expertise or that such marketing efforts will be successful. See "Management" and "Business -- Marketing Research."

     BROAD DISCRETION IN APPLICATION OF OFFERING PROCEEDS. Approximately $3,000,000, or 14.2%, of the net proceeds of this Offering will be set aside for possible investment in the expansion of United States or non-United States manufacturing facilities for Conserver 21(TM). Management, however, reserves the right to reallocate the use of such proceeds in whole or in part as may be required by future business circumstances. An additional sum of approximately $7,050,000, or 33.3%, of such net proceeds will be applied to working capital and other unspecified general corporate purposes. Accordingly, management of the Company will have broad discretion over the use of proceeds. See "-- No Current Manufacturing Capabilities; Delays Inherent in Establishment; Completely Dependent on Outside Manufacturer" and "Use of Proceeds."



     CONCENTRATION OF OWNERSHIP. Upon completion of this Offering, the current stockholders of the Company will beneficially own approximately 70.4% of the outstanding shares of Common Stock. The Company's executive officers, directors and their affiliates will beneficially own approximately 35.2% of all the outstanding shares of Common Stock after this Offering. Consequently, these stockholders will be able to determine the outcome of certain corporate actions requiring stockholder approval, and will be able to elect the Board of Directors of the Company. Such concentration of ownership may have the effect of preventing a change in control of the Company. See "Dilution," "Principal Stockholders" and "Description of Securities."


     LIMITATION OF DIRECTOR LIABILITY. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law (the "DGCL"). Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company. See "Management -- Indemnification of Directors and Officers and Related Matters."


     IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF CONSIDERATION. Purchasers of Securities in this Offering will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock and Warrants purchased by them in this Offering. The immediate dilution to purchasers of the Securities offered hereby is $4.38, or 73%, per share of Common Stock. Additional dilution to future net tangible book value per share may occur upon the exercise of the Warrants, the Representative's Warrants, currently outstanding options and warrants, options to be issued under the Company's 1996 Stock Option Plan and warrants to be issued to a holder of convertible debentures and its affiliates. The current stockholders of the Company, including the Company's executive officers and directors and persons or entities affiliated with them, acquired their shares of Common Stock for consideration substantially less than the public offering price of the shares of Common Stock offered hereby. As a result, new investors in this Offering will bear substantially all of the risks inherent in an investment in the Company. See "Capitalization," "Dilution" and "Certain Transactions."


     NO DIVIDENDS AND NONE ANTICIPATED. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. See "Dividend Policy."


     LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; VOLATILITY OF PRICES OF THE SECURITIES. Prior to this Offering, there has been no public market for the Securities. Although the Company intends to apply for the listing of the Shares and the Warrants on the AMEX under the symbols "CCA" and "CCAW", respectively, there can be no assurance that they will be quoted on such exchange or under such symbols or that an active public market for the Securities will be developed or be sustained after this Offering. The initial public offering prices of the Securities offered hereby and the exercise price and terms of the Warrants have been arbitrarily determined by negotiations between the Company and the Representative and bear no relationship to the Company's current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included an evaluation by management and the Representative of the history of and prospects for the industry in which the Company proposes to compete, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors deemed relevant. Furthermore, the trading prices of the Securities could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the

Company or others, developments affecting the Company or its competitors, suppliers or customers and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial impact on the market prices of many companies, often unrelated to their performance, and may adversely affect the market prices for any or all of the Securities. See "Underwriting."


     POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF SECURITIES; SHARES ELIGIBLE FOR FUTURE SALE; ADDITIONAL REGISTERED SECURITIES. Sales of substantial amounts of the Company's securities in the public market after this Offering, or the perception that such sales may occur, could materially adversely affect the market prices of the Securities and may impair the Company's ability to raise additional capital by the sale of its equity securities. Of the 13,500,000 shares of Common Stock (assuming the SES Reacquisition), the 737,683 warrants exercisable at $2.202844 per share (the "$2.20 Warrants") and the 4,000,000 Warrants to be outstanding upon completion of this Offering, the 4,000,000 Shares and 4,000,000 Warrants offered hereby (4,600,000 Shares and 4,600,000 Warrants if the Over-Allotment Option is exercised in full) will be immediately freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act") except for any Securities purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 9,500,000 shares of Common Stock and all the $2.20 Warrants outstanding prior to consummation of this Offering are "restricted" securities within the meaning of Rule 144 under the Securities Act and may be sold under the conditions of such rule, including satisfaction of certain holding period requirements. All officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative, except in connection with private transactions (not involving a public offering) in which the transferee(s) agrees in writing to be similarly bound. Certain officers, directors and stockholders of the Company have also agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of more than ten percent (10%) of any shares of Common Stock or any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock, whether or not owned by them, for a period of twenty-four (24) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative. It is not known what effect, if any, future sales of additional securities or the availability of such securities for sale will have on the market price of the Securities prevailing from time to time. Nevertheless, the sale or availability for sale of significant quantities of securities could materially adversely affect the market prices of the Securities. See "Shares Eligible for Future Sale."


     POTENTIAL ADVERSE EFFECT OF FUTURE ISSUANCES OF AUTHORIZED PREFERRED
STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as the Board of Directors may deem necessary. Such preferred stock, if issued, could adversely affect the holders of the Common Stock. In addition, the preferred stock could discourage, delay or prevent a takeover of the Company. The Company has no present intention to issue any shares of preferred stock. See "Description of Securities."


     POTENTIAL ADVERSE EFFECT OF REPRESENTATIVE'S WARRANTS. At the consummation of the Offering, the Company will sell to the Representative and/or its designees, for nominal consideration, warrants to purchase up to 400,000 shares of Common Stock and/or 400,000 Warrants (the "Representative's Warrants"). The Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of this Offering, at an exercise
price of $          per share [120% of the initial public offering price per
Share] and $          per Warrant [120% of the initial public offering price per
Warrant]. The

Warrants obtained upon exercise of the Representative's Warrants will be exercisable for a period of four years commencing one year after the date of
this Prospectus, at an exercise price of $          per share [165% of the
initial public offering price per Share]. For the term of the Representative's Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Representative may be expected to exercise the Representative's Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representative's Warrants. See "Underwriting."



     THE AMEX LISTING AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM AMEX; RISKS OF LOW-PRICED STOCKS. The Company intends to apply for the listing of the Shares and Warrants on AMEX upon the date of this Prospectus. The Securities and Exchange Commission has approved rules imposing criteria for both initial listing and maintenance of securities on AMEX. Such maintenance criteria, among other matters, would require the Company to maintain stockholders' equity in excess of $2,000,000 if it were to sustain operating or net losses in two of any three consecutive fiscal years subsequent to the initial listing of the Company's securities, increasing to in excess of $4,000,000 if such losses continue thereafter. If the Company is unable to satisfy AMEX's minimum stockholders' equity requirement in the future, its securities may be delisted from AMEX. Five continuous fiscal years of operating or net losses, irrespective of the amount of the Company's stockholders' equity, may also result in temporary suspension or delisting. In the event the Company's Securities are delisted from AMEX, and not traded on any other exchange, trading, if any, in the Securities would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's Securities. Quotation on AMEX does not imply that a meaningful, sustained market for the Company's Securities will develop or, if developed, that it will be sustained for any period of time. See "Description of Securities."


     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS; MARKET
OVERHANG. Commencing eighteen (18) months after the date of this Prospectus, the Company may redeem all, but not less than all, of the Warrants at $0.10 per Warrant on thirty (30) days' prior written notice to the holders of the Warrants if the per share closing sale price of the Common Stock as reported on AMEX equals or exceeds 250% of the initial public offering price per Share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. Any holder who does not exercise its Warrants prior to their expiration or redemption, as the case may be, will forfeit his, her or its right to purchase the shares of Common Stock underlying the Warrants. See "Description of Securities -- Warrants."

     CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. Holders of the Warrants will have the right to exercise the Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares have been qualified for sale under the securities laws of the applicable state or states. The Company has undertaken to use its best efforts to file and keep effective and current a prospectus which will permit the purchase and sale of the Warrants and the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company has undertaken to use its best efforts to qualify for sale the Warrants and the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered, no assurance can be given that such qualifications will occur. The Warrants may lose or be of no value if a prospectus covering the shares issuable upon the exercise thereof is not kept current or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities -- Warrants."

     REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET. A significant number of the Securities offered hereby may be sold to customers of the Representative. Such customers may engage in transactions for the sale or purchase of such Securities through or with the Representative. Although it has no obligation to do so, the Representative intends to make a market in the Securities and may otherwise effect transactions in such securities. If it participates in such market, the Representative may influence the market, if one develops, for the Securities. Such market-making activity may be discontinued at any time. Moreover, if the Representative sells the securities issuable upon exercise of the Representative's Warrants or acts as a warrant solicitation agent for the Warrants, it may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to temporarily suspend its market-making activities. The prices and liquidity of the Securities may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Shares and Warrants in this Offering are estimated to be approximately $21,130,000 ($24,369,100 if the Over-allotment Option is exercised in full), after deducting the estimated underwriting discounts and commissions and other offering expenses payable by the Company. The Company intends to use the estimated net proceeds as follows:



                                                                                PERCENTAGE OF
                             PURPOSE                               AMOUNT       NET PROCEEDS
    ----------------------------------------------------------  ------------    -------------
    Marketing and distribution(1).............................    $2,000,000          9.5%
    Inventory purchases of Conserver 21(TM)(2)................     2,000,000          9.5
    Purchase, storage and resale of end-of-season fruits(3)...     4,000,000         18.9
    Development of new applications and products(4)...........     2,000,000          9.5
    Investment in Conserver 21(TM) manufacturing
      facilities(5)...........................................     3,000,000         14.2
    Repayment of indebtedness(6)..............................     1,080,000          5.1
    Working capital and general corporate purposes............     7,050,000         33.3
                                                                  ----------        -----
              Total...........................................   $21,130,000        100.0%
                                                                  ==========        =====


---------------

(1) Includes the costs of implementing the Company's business strategy including identification of potential customers, researching their needs and providing services during a short term testing period. The Company also intends to explore marketing and other strategic alliances with growers, shippers and retailers. Also includes the cost of establishing, and acquiring computer and laboratory equipment for field offices to support the evaluation and testing of products by the Company's technical representatives. See "Business -- Business Strategy -- Initial Market Entry."



(2) Includes the costs of acquiring a sufficient supply of Conserver 21(TM) to be used for market tests as well as providing customer services. See "Business."


(3) Includes the cost of purchasing and storing out-of-season fruits as well as costs to be incurred in connection with their resale. See
    "Business -- Business Strategy -- Market Opportunities."


(4) To be used in connection with research and development relating to additional uses of Conserver 21(TM), as well as investigating other products that may be complementary to the Company's use of Conserver 21(TM). See "Business -- Marketing Research."



(5) Groupe Conserver has informed the Company that it intends to construct or acquire Conserver 21(TM) manufacturing facilities either in Europe or the United States. Groupe Conserver has also informed the Company that it would be interested in the Company's investment in any such efforts by Groupe Conserver. The Company has reserved a portion of the net proceeds of this Offering for such investment if it deems such investment or, alternatively, a direct investment, if the opportunity should arise, in Conserver XXI's manufacturing facilities to be in the best interests of the Company. The Company has not engaged in any negotiations with respect to the foregoing to date, and there can be no assurance that the Company will be able to successfully negotiate an agreement which is in the Company's best interest. In the event the Company does not elect to make the foregoing investment, the funds allocated will be reallocated to working capital. See "Risk Factors -- Broad Discretion in Application of Offering Proceeds."



(6) Includes the repayment of $1,000,000 and accrued interest at a rate of 12% per annum to a non-affiliate. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."


     The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering, based upon the current status of its operations and anticipated business plans. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses. Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company. See "Risk Factors -- Broad Discretion in Application of Offering Proceeds."

     Pending the foregoing uses, the net proceeds of this Offering will be invested in short-term investment grade, interest bearing securities.


     The Company currently estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 24 months from the completion of this Offering. However, there can be no assurance that the net proceeds of this Offering will satisfy the Company's requirements for any particular period of time. Additional financing may be required to implement the Company's long-term business plans. There can be no assurance that such additional financing will be available when needed on terms acceptable to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."


                                DIVIDEND POLICY

     The Company plans to retain any future earnings for use in its business and, accordingly, the Company does not anticipate paying dividends in the foreseeable future. Payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, upon the Company's earnings, financial condition and capital requirements.

                                 CAPITALIZATION


     The following table sets forth (i) the actual capitalization of the Company at November 30, 1996 and (ii) the November 30, 1996 capitalization of the Company as adjusted to reflect the sale of the 4,000,000 Shares and 4,000,000 Warrants offered by the Company hereby and the initial application of the estimated net proceeds therefrom after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Notes A, D and J of Notes to Financial Statements. This section should be read in conjunction with the Company's financial statements and related notes appearing elsewhere in this Prospectus.



                                                                     NOVEMBER 30, 1996
                                                               -----------------------------
                                                                  ACTUAL        AS ADJUSTED
                                                               ------------     ------------
     Total long-term debt, excluding current portion.........  $  1,000,000     $         --
     Preferred Stock, $.01 par value; 5,000 shares
       authorized; none issued and outstanding...............            --               --
     Common Stock, $.001 par value, 30,000,000 shares
       authorized; 9,556,745 shares issued and outstanding at
       November 30, 1996; 13,500,000 shares issued and
       outstanding at November 30, 1996 as adjusted(1).......         9,557           13,500
     Additional paid-in capital..............................     2,667,810       27,411,867
     Subscriptions receivable................................            --               --
     Deficit accumulated during the development stage........    (1,864,016)      (5,562,016)(2)
                                                                   --------         --------
          Total stockholders' equity.........................       813,351       21,863,351
                                                                   --------         --------
               Total capitalization..........................  $  1,813,351     $ 21,863,351
                                                                   ========         ========


---------------

(1) Number of shares issued and outstanding at November 30, 1996 as adjusted assumes the consummation of the SES Reacquisition.


(2) Includes non-cash compensation charges of approximately (i) $228,000 related to the cancellation and reissuance of 56,745 options by the Company in January 1997 at an exercise price of $.2202844 per share; (ii) $1,150,000 in connection with the issuance of options by the Company in January 1997 at an exercise price of $2.202844 per share and (iii) $2,300,000 expected to be recorded by the Company in connection with the value attributed to warrants, issuable upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, exercisable for 1,248,386 shares of Common Stock at an exercise price of $.88 per share. See Note D of Notes to Financial Statements.

                                    DILUTION


     At November 30, 1996 the Company had a net tangible book value of $813,351, or approximately $.09 per share of outstanding Common Stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to receipt of the estimated net proceeds from the Company's sale of 4,000,000 Shares at the assumed initial public offering price of $6.00 per Share and 4,000,000 Warrants at the assumed initial public offering price of $.10 per Warrant (after deducting offering discounts and commissions and estimated offering expenses payable by the Company), the net tangible book value of the Company at November 30, 1996 as adjusted would have been approximately $21,863,351, or approximately $1.62 per share. This represents an immediate increase in net tangible book value of $1.53, or 1700%, to existing stockholders and an immediate dilution of $4.38 per share, or 73%, to purchasers of Common Stock in this Offering.



     The following table illustrates this per share dilution (1):



    Assumed initial public offering price per share of Common Stock......            $6.00
    Net tangible book value per share as of November 30, 1996............    .09
    Increase per share attributable to this Offering.....................   1.53
                                                                            ----
    As adjusted net tangible book value per share after this Offering....             1.62
                                                                                     -----
    Dilution per share to new investors..................................            $4.38
                                                                                     =====



     The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing stockholders of the Company at November 30, 1996 and (ii) new investors purchasing Shares in this Offering, before deducting the underwriting discounts and commissions and estimated Offering expenses:



                                         SHARES PURCHASED       TOTAL CONSIDERATION       WEIGHTED
                                       --------------------   -----------------------   AVERAGE PRICE
                                         NUMBER     PERCENT     AMOUNT        PERCENT     PER SHARE
                                       ----------   -------   -----------     -------   -------------
    Existing stockholders (2)........   9,500,000     70.4%   $ 3,175,514       11.7%       $ .33
    New investors....................   4,000,000     29.6%   $24,000,000(3)    88.3%       $6.00
                                       ----------     ----    -----------       ----
              Total..................  13,500,000      100%   $27,175,514        100%
                                       ==========     ====    ===========       ====


---------------

(1) After giving effect to the receipt of the net proceeds from the exercise of
    (i) the outstanding warrants to purchase 737,683 shares of Common Stock;
    (ii) the outstanding options to purchase 941,965 shares of Common Stock;
    (iii) the 1,248,386 warrants to be issued to a convertible debt holder and its affiliate and (iv) the conversion of $750,000 of outstanding indebtedness of the Company into 340,469 shares of Common Stock, the net tangible book value of the Company at November 30, 1996 as adjusted would have been approximately 26,850,851, or approximately $1.60 per share. This represents an immediate dilution of $4.40 per share, or 73.3%, to purchasers of Common Stock in this Offering. These figures do not include 600,000 shares of Common Stock available for issuance in connection with the Company's 1996 Stock Option Plan. No options have yet been issued from the plan, and when issued, such options will be exercisable at the then current fair market price of the Company's Common Stock.



(2) Includes the SES Reacquisition.



(3) Attributes no value to the Warrants.

                            SELECTED FINANCIAL DATA


     The following selected financial data have been derived from the financial statements of the Company. The statement of operations data set forth below with respect to the period from March 6, 1996 (date of incorporation) to August 31, 1996, for the three months ended November 30, 1996 and the period from March 6, 1996 (date of incorporation) to November 30, 1996 and the balance sheet data at August 31, 1996 and November 30, 1996 are derived from, and are qualified by reference to, the Financial Statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto.


STATEMENT OF OPERATIONS DATA(1):


                                                MARCH 6, 1996                             MARCH 6, 1996
                                                  (DATE OF           THREE MONTHS           (DATE OF
                                              INCORPORATION) TO          ENDED          INCORPORATION) TO
                                               AUGUST 31, 1996     NOVEMBER 30, 1996    NOVEMBER 30, 1996
                                              -----------------    -----------------    -----------------
    Revenues...............................      $        --          $        --          $        --
    Compensation charges in connection with
      issuance of options and
      warrants(2)..........................          907,201                   --              907,201
    General and administrative expenses....          458,611              402,952              861,563
    Operating (loss).......................       (1,365,812)            (402,952)          (1,768,764)
    Interest expense, net of interest
      income...............................           21,259               73,993               95,252
                                                  ----------           ----------          -----------
    Net (loss).............................      $(1,387,071)         $  (476,945)         $(1,864,016)
                                                  ==========           ==========          ===========
    Net (loss) per share of Common Stock...      $      (.12)         $      (.04)         $      (.16)
    Weighted average number of shares of
      Common Stock outstanding.............       11,284,287           11,284,287           11,284,287


BALANCE SHEET DATA:


                                                                       NOVEMBER 30, 1996
                                                                  ----------------------------
                                                  AUGUST 31,                           AS
                                                     1996            ACTUAL        ADJUSTED(3)
                                                  -----------     ------------     -----------
    Working capital...........................    $ 2,239,902     $  1,674,777     $21,724,777
    Total assets..............................      2,443,436        2,499,620      22,549,620
    Total current liabilities.................        199,156          686,269         686,269
    Deficit accumulated during development
      stage...................................     (1,387,071)      (1,864,016)     (5,562,016)(4)
    Stockholders' equity......................      1,244,280          813,351      21,863,351


---------------
(1) The Company is in the development stage, and has had no commercial operations to date. See Note A of Notes to Financial Statements.


(2) Relates to non-cash charges recorded by the Company in connection with the value attributed to options and warrants issued by the Company in March and August 1996. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Note E of Notes to Financial Statements.



(3) Gives effect to the sale by the Company of the Securities offered hereby at an assumed initial public offering price of $6.00 per Share and $.10 per Warrant and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds."



(4) Includes non-cash compensation charges of approximately (i) $228,000 related to the cancellation and reissuance of 56,745 options by the Company in January 1997 at an exercise price of $.2202844 per share; (ii) $1,150,000 in connection with the issuance of options by the Company in January 1997 at an exercise price of $2.202844 per share and (iii) $2,300,000 expected to be recorded by the Company in connection with the value attributed to warrants, issuable upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, exercisable for 1,248,386 shares of Common Stock at an exercise price of $.88 per share. See Note D of Notes to Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATION

     The following discussion and analysis should be read in conjunction with the Financial Statements and related Notes contained elsewhere in this Prospectus.

GENERAL


     The Company, which was organized in March 1996, is in the development stage and its activities since the date of incorporation have been primarily limited to negotiating the Groupe Conserver Distribution Agreement, privately raising both debt and equity funding and recruiting management personnel. The Company has received the exclusive license to import, promote, distribute, market, sell and otherwise commercially exploit Conserver 21(TM) to commercial users in the United States and Canada.


BUSINESS STRATEGY


     The Company believes that there are significant opportunities to provide technologies and services which can retard spoilage and decay in fruits, vegetables and flowers during the course of storage and transportation from point of packing to point of retail sale. The Company intends to offer a quality assurance management program to its customers pursuant to which technical representatives will provide inspection services prior to shipping to ensure that the inspected fruits, vegetables and flowers meet certain quality standards and to oversee the proper use of Conserver 21(TM) in the packing and transportation of such fruits, vegetables and flowers.


RESULTS OF OPERATIONS


     The Company has a limited operating history upon which an evaluation of its performance and prospects can be made. During the period from March 6, 1996 (date of incorporation) to November 30, 1996, the Company's activities were primarily limited to organizational efforts and privately raising capital to defray its organizational expenses and the development of its business plan. During such period the Company had no revenues and incurred a net loss of $1,864,016. Included in the net loss were (i) non-cash compensation charges of $907,201 recorded in connection with the value attributed to options and warrants issued by the Company in March and August 1996; (ii) non-cash compensation charges of $100,000 for services to the Company contributed by Charles H. Stein, its President and Chief Executive Officer; (iii) a charge of approximately $48,000 related to amortization of debt discount created by the value attributed to shares of Common Stock issued to holders of convertible debentures and (iv) accrued interest expense of $72,000 on convertible notes. Through November 30, 1996, the Company has spent approximately $762,000 to fund its operations, such expenditures consisting primarily of travel expenses and professional and consulting fees.


LIQUIDITY AND CAPITAL RESOURCES


     Since its date of incorporation, the Company has relied upon privately raised debt and equity funding to fund its operations. From March through November 1996, the Company raised $3,172,000 through the private placement of Common Stock at a purchase price of $2.202844 per share. In May 1996, the Company issued a convertible debenture to the SES Family Trading and Investment Partnership, L.P. ("SES") in the aggregate principal amount of $1,000,000. Pursuant to the terms of such debenture, as amended, interest accrues at the rate of 12% per annum, with principal and interest to be paid out of the net proceeds of this Offering. See "Use of Proceeds." The Company and SES agreed to amend the terms of the debenture to eliminate the conversion rights contained therein which the Company estimates would have entitled such holder to receive in excess of 2,500,000 shares of Common Stock upon conversion. Instead, SES and its affiliate will receive warrants upon the consummation of the Offering to purchase 1,248,386 shares of Common Stock at an exercise price of $.88 per share, exercisable for a period of 6 years commencing one year from the date of issuance. The Company expects to record non-cash compensation charges of approximately $2,300,000 in connection with the value attributed to the issuance of such warrants. The Company will also re-acquire 56,745 shares of Common Stock from the SES affiliate upon the consummation of the Offering. In addition, the Company expects to record non-cash compensation charges of approximately $1,150,000 related to options issued in January 1997.



     In September and November 1996, the Company issued convertible debentures in the aggregate principal amounts of $600,000 and $150,000, respectively. Principal, and accrued interest at a rate of 10% per annum, is payable on the one year anniversary of the date of issuance. The holders of the debentures may elect to convert, at any time, all unpaid principal and accrued interest into shares of Common Stock at a rate of $2.202844 per share. In addition, the holders of the debentures aggregating $150,000 issued in November 1996 can elect to be paid in full upon the consummation of the Offering.



     In October and November 1996, the Company repurchased 3,102,051 shares of Common Stock from Conserver Investments, SA for an aggregate purchase price of $1,800,000.



     The Company is dependent upon Groupe Conserver as its current source of Conserver 21(TM). As discussed elsewhere herein, there currently exists a dispute between Groupe Conserver and Conserver XXI which may limit the Company's ability to acquire its Conserver 21(TM) needs from Groupe Conserver. The Company has the right, under certain circumstances, either to manufacture Conserver 21(TM) itself or source it from others, and, in addition, through a non-affiliated intermediary, has acquired an option which, if exercised, would accord the Company substantially identical marketing and distribution rights as it now possesses under the Groupe Conserver Distribution Agreement, over a longer term, and with improved pricing for its Conserver 21(TM) purchase requirements, directly from Conserver XXI. There can be no assurance that the Company's needs for supply of Conserver 21(TM) would not temporarily be interrupted especially if the Company's exercise of such option is challenged by Groupe Conserver in legal proceedings. See "Risk Factors -- Groupe Conserver Distribution Agreement," "-- Sole Source of Supply; Dispute between Groupe Conserver and Conserver XXI; Possible Impairment of Distribution Rights" and
"-- No Current Manufacturing Capabilities; Delays Inherent in Establishment; Completely Dependent on Outside Manufacturer."


     The provisions of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("FAS 123") became effective for the Company's first fiscal year-end. Pursuant to the choice afforded it in FAS 123, the Company has elected to report under the basis of Accounting Principles Board Opinion No. 25. Disclosures required by the Company's election may be found in Note E(2) of the financial statements.


     The Company is in the development stage and its operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the need to obtain financing, lack of revenues and the uncertainty of market acceptance of its business. The Company has not as yet derived any revenues from operations and has incurred losses since inception. Its accumulated deficit at November 30, 1996 was $1,864,016. No operating revenues are anticipated until such time, if ever, as the Company can demonstrate the commercial viability of its Conserver 21(TM) Program. The Company currently has no orders and there can be no assurance that potential customers will be willing to incur the costs of the Conserver 21(TM) Program. In addition, the use of Conserver 21(TM) in a post-harvest quality maintenance assurance program such as the Conserver 21(TM) Program has not yet been demonstrated on a commercial basis. There can be no assurance regarding whether or when the Company will successfully implement its business plan or operate profitably. See "Risk Factors."



     The Company currently estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 24 months following the consummation of this Offering. The continued expansion and operation of the Company's business beyond such 24 month period may be dependent on its ability to obtain additional financing. In the event the Company's plans change, its assumptions prove to be inaccurate or the net proceeds of this Offering together with the privately raised funds prove to be insufficient to fund operations (as a result of future changes in the industry, general economic conditions, unanticipated increases in expenses or other factors) the Company may be required to seek additional financing. Any additional equity financing may be dilutive to stockholders and debt financing, if available, will likely include restrictive covenants, including financial maintenance covenants restricting the Company's ability to incur additional indebtedness and to pay dividends. The Company has no current arrangement with respect to, or sources of, additional financing and there can be no assurance that any needed financing would be available to the Company on acceptable terms, or at all. The Company's ability to obtain additional financing will depend upon, among other things, the willingness of financial organizations to participate in funding and the Company's financial condition and results of operations.

     The Company's future performance will be subject to a number of business and other factors, including those beyond the Company's control, such as economic downturns and changes in the marketplace, as well as the level of competition and the ability of the Company to successfully implement its business strategy and effectively monitor and control its costs. Further, there can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations.

                                    BUSINESS

THE COMPANY


     Conserver Corporation of America has licensed the exclusive right to distribute, market, sell and otherwise commercially exploit Conserver 21(TM), a product composed of a non-toxic mixture of sepiolite and mineral salts, to commercial users in the United States and Canada through May 2005, subject to extension. Tests performed over the past 30 months by the Company, the manufacturer and the distributor of Conserver 21(TM), respectively, as well as by non-affiliated laboratories at the request of the manufacturer and distributor in various parts of the world utilizing independently derived protocols, have shown that the use of Conserver 21(TM) can extend the post-harvest life of fruits, vegetables and flowers.



     Conserver 21(TM) works like a sponge by cleansing from the atmosphere of a storage or transport container ethylene and other gases emitted by fruits, vegetables and flowers thereby retarding their spoilage, lengthening their post-harvest life and minimizing their shrinkage during ripening. These gases if allowed to remain in the atmosphere of the container, would be reabsorbed by the perishable cargo during its maturation process, resulting in its accelerated decay. Conserver 21(TM) also releases carbon dioxide and water vapor, thereby assisting fruits, vegetables and flowers in maintaining their freshness. Conserver 21(TM), a non-invasive product, is manufactured in the form of cylindrical granules and placed in sealed filters or packets which are then positioned within a storage or transport space.



     The Company believes that Conserver 21(TM) can be used in conjunction with a comprehensive quality assurance maintenance program to provide more commercially saleable fruits, vegetables and flowers more reliably and cost effectively than is achieved by current industry practices. It is currently common for some growers of fresh fruits and vegetables to pick and ship their products prior to their being fully ripened in an effort to reduce spoilage and to minimize the extent of the natural decay that occurs in the transportation of perishables. This often results in delivery of fruits and vegetables that are unevenly ripened, have less mass and a compromised taste. Growers and distributors have resorted to using expensive storage and transportation methods in an effort to reduce the incidence of such commercially unsavory products. The Company believes that Conserver 21(TM) which, for illustrative purposes, has the capacity, as demonstrated by independent testing, to extend the post-harvest life of certain varieties of tomatoes, strawberries, sweet peppers and lilies by as much as 7, 10, 9 and 5 days, respectively, offers an improved alternative to such methods. The Company intends to develop a quality assurance maintenance program utilizing Conserver 21(TM) that will provide fruit, vegetable and/or flower inspection and supervision services from point of harvest or packing to point of retail sale (the "Conserver 21(TM) Program"). The Company intends to market the Conserver 21(TM) Program to growers, distributors, supermarket chains and other retailers who can benefit from the availability of more saleable perishables.



     The Company believes that the Conserver 21(TM) Program can offer the following benefits:



     - Increase in shelf-life of fruits, vegetables and flowers.



     - Fruits and vegetables will be able to be harvested nearer to their height of ripeness, which would enable them to have higher sugar content, richer color, greater weight and better taste.



     - Shrinkage and spoilage of such fruits and vegetables during storage will be reduced, thus resulting in a better product yield available for sale by supermarkets and other retailers.



     - The time and expense involved in handling and sorting of produce in storage and transport will be reduced.



     - The selling season for many fruits and vegetables will be extended.



     - Reduction of the costs of transport of highly perishable fruits, vegetables and flowers as slower and less expensive means can be utilized due to the longer post-harvest life of the perishables.



     The Company also intends to purchase seasonal fruits and vegetables, store them utilizing its Conserver 21(TM) Program and then resell them "out of season".

     The Company's distribution and marketing rights are derived from a Distribution Agreement with Conserver International B.V. ("BV") which, together with its affiliates Conserver Engineering Ltd. ("Engineering") and Conserver North America, Inc. ("Nord"), are based in Brussels and Paris and are hereinafter referred to as "Groupe Conserver." Groupe Conserver's marketing and distribution rights with respect to Conserver 21(TM) are derived from its contractual arrangements with Conserver XXI, S.A. ("Conserver XXI"), a Spanish company that manufactures and packages Conserver 21(TM) in Madrid and whose principal stockholder is Alfonso de Sande Moreno, the developer of Conserver 21(TM).



     The Company is aware of a dispute between Groupe Conserver and Conserver XXI which could limit the Company's ability to obtain Conserver 21(TM) from Groupe Conserver, the Company's current supplier, and result in the possible impairment of the Company's marketing and distribution rights licensed to it by Groupe Conserver. The Company has entered into an agreement by which it may acquire substantially identical marketing and distribution rights over a longer term directly from Conserver XXI, with improved pricing for Conserver 21(TM) purchases, if required.


MARKET OVERVIEW


     The Company has targeted the fruit, vegetable and flower markets for the initial introduction of its Conserver 21(TM) Program. The fresh fruit market generated (in billions) $16.7 and $15.9 in U.S. retail sales in 1995 and 1994, respectively, while the fresh vegetable market generated $42.0 and $38.9 in U.S. retail sales in 1995 and 1994, respectively. The flower market generated $14.1, $13.2, and $12.9 in U.S. retail sales in 1995, 1994, and 1993, respectively.



     Over the last decade, there has been a significant increase in demand for high quality fresh fruits and vegetables. The Company believes that this demand is evidenced by the increase in vine-ripened and organic products, the increased supply of fresh-cut salads and fruits and the trend among growers to employ company branding of fresh produce.



     The Company believes that today's consumers will purchase branded produce because of the expectation of uniform quality associated with established brands. For example, names like Dole and Chiquita have become synonymous with premium quality pineapples and bananas. The Company believes it can generate consumer loyalty and establish the kind of brand name market success that has been achieved with processed foods, but has been comparatively undeveloped to date in the fresh produce market. The Company believes that its Conserver 21(TM) Program will be attractive to growers and retailers who want to offer branded fruits and vegetables with an extended post-harvest life as well as uniform quality.



     The Company also believes that the Conserver 21(TM) Program will be attractive to flower growers and retailers. Approximately 48%, or $6.7 billion, of the flowers sold in the United States are from foreign countries. Using the Conserver 21(TM) Program would lessen the time pressure of delivery and enable the flowers to be transported by cargo ship or other economical means, thereby reducing the transportation cost.



COMPETING PROCESSES



     There are several methods used today to extend the post-harvest life of fruits, vegetables and flowers. The most commonly used are ethylene "adsorbers," modified atmosphere packaging, controlled atmosphere systems and gamma irradiation.



     Ethylene Adsorbers reduce the amount of ethylene in the atmosphere surrounding produce, by adsorbing the ethylene being released by the produce. These products can only adsorb or "scrub" ethylene until they reach their point of saturation. Without inspection and management, these products often reach their level of saturation, after which they essentially stop working, allowing the produce to rapidly decay and spoil. Additionally, they are often not marketed in an integrated fashion which would provide a service and benefit to shippers, retailers and consumers. The Company believes that these products are of significantly reduced efficacy and value in a humid environment, which greatly limits their usefulness on a practical basis.



     Modified atmosphere packaging involves changing the mixture of gases (usually nitrogen and carbon dioxide) in the atmosphere in which fruits, vegetables and flowers are stored or shipped to prevent the growth and spread of mold. In a typical modified atmosphere system, gases are introduced to control the enzyme systems that cause tissue respiration. Although modified atmosphere systems can assist in the reduction of mold, they do not restrict the normal spoilage and decay process of fruit and vegetables. Another drawback is that each variety of produce has to be stored separately because of its differing requirements for preservation.



     Controlled atmosphere systems maintain a pre-defined mixture of poisonous gases in the atmosphere surrounding fruits or vegetables, by constantly measuring and replenishing the component gases as needed. When fruit is released from such an artificial environment, however, there is a significant possibility of the entire stored load being spoiled and unfit for sale or consumption (sources normally estimate this likelihood at 2-5%). In addition, fruits and vegetables spoil quickly and unpredictably after release from this artificial environment. As a result, the Company believes that the controlled atmosphere process represents only a partial solution to some of the problems of long-term storage. Additionally, it is publicly unpopular to treat foods in a poisonous gas environment, however scientifically harmless to the foods.



     Gamma irradiation in carefully controlled dosages can be effective in controlling decay and insect infestations on such produce as papayas, mangos, bananas, pineapples and grapefruits. Commercial application of gamma irradiation is limited due to the cost and size of the equipment required for the treatment, as well as public reluctance to purchase and consume irradiated foods. In a less costly and sophisticated solution, ultraviolet lamps are sometimes used to control bacteria and mold in refrigerated storage. Although ultraviolet light can play a role in the control of bacteria and fungi, it has no effect on preventing or slowing the decomposition and decay of fruits, vegetables or flowers.



CONSERVER 21(TM)



     The Company believes that use of its Conserver 21(TM) Program offers a natural, non-invasive method of extending the post-harvest life of fruits, vegetables and flowers for a longer period of time than any other currently utilized technique. Conserver 21(TM), which is composed of sepiolite and mineral salts, works like a sponge. When placed in a storage or transport area with fresh fruit, vegetables and flowers, it adsorbs gases, most notably ethylene, detrimental to the preservation of food and also stimulates the creation of carbon dioxide and water vapors. This combination of ethylene removal, which helps delay the food maturation process, and the increase in carbon dioxide and water vapors, which enhances the produce's natural ability to remain vital, produces a uniquely beneficial environment for post-harvest life extension. Unlike other methods of extending post-harvest life, Conserver 21(TM) is not applied directly to the fruits, vegetables or flowers or into the environment.



     Conserver 21(TM) is manufactured in the form of cylindrical granules and is currently available in two packaged forms: filters and packets. The filters are designed to be placed in front of the vents of air conditioning or ventilation systems of storage areas and transport vehicles so that the gases emitted by fruits, vegetables and flowers can be adsorbed. Each filter provides the effective coverage for the volume equivalent of a 20 foot container, or approximately 30 cubic meters. Generally, filters may be attached to air vents through the use of a universal bracket, and do not require any change to the existing air conditioning or ventilation equipment. The packets can be placed in boxes or crates containing the produce being stored or shipped. The granules within the packet are activated by the gases emitted by the ripening fruits, vegetables and/or flowers.



     Conserver 21(TM) may be stored for up to 18 months in its original sealed packaging prior to being opened for use. After the sealed packaging is opened, Conserver 21(TM) retains its effectiveness for up to 30 days, depending on the particular environment in which the product is being used. Each filter or packet will be bar coded or otherwise identified, to insure its use only prior to its expiration date and so each filter or packet can be tracked from its initial point of installation until it is returned to the Company.



     Tests conducted by independent laboratories over the last 30 months in France, Spain, The Netherlands, Denmark, Israel and the United States, as well as the Company's own market tests with potential customers, have demonstrated that Conserver 21(TM) can retard the spoilage of perishable produce and flowers, lengthen their post-harvest life and reduce shrinkage in the transport process.

CONSERVER 21(TM) PROGRAM



     The Company's Conserver 21(TM) Program is intended to ensure that fruits, vegetables and flowers purchased from growers meet quality standards of freshness which are then maintained through the packing and transportation process until delivery and sale to the consumer.


     Pre-Transport Inspection. Prior to shipping, the fruits, vegetables or flowers will be inspected by one of the Company's technical representatives. The Company intends to primarily hire retired or off-duty inspectors from the United States Department of Agriculture, already experienced in the area of food and flower inspection, to act as technical representatives.

     The Company's inspection standards will be formulated to ensure that the fruits, vegetables or flowers subject to inspection are:


     - at the optimal level of maturation and ripeness, freshly harvested and free from visually apparent disease; and



     - in conformity with quality standards established by the Company's customers relating to taste, smell and appearance.



     Conserver 21(TM) Installation. After inspection, the Company's technical representatives will install, or oversee the installation of, Conserver 21(TM) filters or packets at appropriate sites, including trucks, storage areas, cooling rooms and warehouse areas, in accordance with protocols being developed by the Company for each particular line of fruits, vegetables and flowers.



     Post-Transportation Inspection and Collection. Depending upon the customer's requirements, shipped items may be re-inspected at the point of retail warehouse delivery by a technical representative during unloading and delivery to ensure that quality standards have been maintained during the storage and shipping process.


     Potential Benefits.


     - Higher Level of Consumer Satisfaction. Retail distributors using the Conserver 21(TM) Program will be able to offer customers higher quality produce without a significant increase in cost. Foods which were previously harvested before maximum ripeness to avoid spoilage in shipping can now be harvested when riper. Generally, harvesting nearer to peak maturation means that most fruits and vegetables will have a higher sugar content, richer color and better taste. In addition, the selling season for produce which is not available year-round can be extended because riper produce can be harvested, stored with reduced spoilage and delivered for retail sale "out of season."



     - Reduced Shipping Costs. In some instances, retail distributors' cost of products may decrease significantly due to the Conserver 21(TM) Program, which can slow the decay of highly perishable items, thereby allowing shipment by less expensive means of transport than otherwise used. Unusual and exotic produce and flowers which currently have to be shipped overseas via air transport can be shipped via slower, less expensive means of transport.



     - Increased Weight. The Conserver 21(TM) Program should generally result in a higher weight yield of fruits, vegetables and flowers upon delivery because of reduced spoilage. Since the retail distributor often pays the grower by weight at the time of transport, this would generate increased profitability for growers. In addition, the production of water vapor attributable to the use of Conserver 21(TM) reduces the amount of shrinkage in the cargo during shipment. Consequently, if there is less spoilage and shrinkage through the use of Conserver 21(TM), the weight and marketability of fruits and vegetables delivered for retail sale is higher, thereby generating additional profits for the retail distributor as well.



     - Reduced Handling Costs. The Conserver 21(TM) Program, by reducing the detrimental effects of ethylene, could cut the time and expense needed to maintain shipments of produce in storage. Currently, distributors and handlers must inspect shipments by hand to remove individual fruits and vegetables whose advanced stage of decay could accelerate the maturation of the remaining fruits and vegetables. With Conserver 21(TM), the deterioration of ripened fruits and vegetables would be reduced, lessening the need for hand-inspections and eliminating the cost for those extra inspections as well as the costs incurred by the delay in the shipment of fruits, vegetables and flowers to market.


BUSINESS STRATEGY


     Market Opportunities. Based on tests performed by Groupe Conserver and Conserver XXI, the following examples highlight some of the market opportunities for the Company's Conserver 21(TM) Program.



     - Strawberries   Growers and distributors in California ship more than 600
                      million pounds of strawberries annually, most requiring transport over several days. The post-harvest life of strawberries can be extended for up to 10 additional days utilizing Conserver 21(TM), resulting in greater volume and higher quality berries for distributors to sell.



     - Oranges        Conserver 21(TM) can extend the post-harvest life of
                      certain types of oranges from 21 days to as much as 60 days allowing growers to harvest at the end of the season when the oranges are at their highest quality.



     - Tomatoes       Most tomatoes are harvested before they are ripe and then
                      ripened to specific customer specifications by repackers using a "forced ripening" system. This results in compromised taste and added expense. The Company believes that Conserver 21(TM) can extend the post-harvest life of tomatoes from 12 to as much as 40 days, enabling tomatoes to be harvested when they are vine ripened and allowing them to be sold for a premium price, at their maximum weight and at their height of natural ripeness.



     - Flowers        Approximately 48% of the flowers sold in the United
                      States are imported via air freight. The Company believes that its Conserver 21(TM) Program can slow down the post-harvest decay and increase the post-harvest life of certain varieties of carnations and lilies to as long as 7 and 5 days, respectively, enabling these flowers to be shipped by less expensive means of transport. In addition, flowers can be harvested and stored longer to meet peak demand for the major holidays for flower sales --
                      Valentine's Day, Mother's Day and Easter.



     - "Out of
       Season"
       Produce The Company intends to purchase seasonal fruits and vegetables, and store them utilizing Conserver 21(TM) so that these stored fruits and vegetables can be sold at "out of season" premium prices. The Company plans to use a portion of the net proceeds of this Offering for such purpose. See "Use of Proceeds."



     Initial Market Entry. In order to demonstrate projected savings to prospective customers, the Company's management and advisors will work with its prospective customers in analyzing their: (i) specific sources of supply of fruits and vegetables; (ii) distribution and storage policies; and (iii) warehouse and delivery procedures.



     After completing its analysis, the Company will request a prospective customer to agree to a demonstration by the Company of the potential cost savings and other benefits which may be derived by the prospective customer from its use of the Conserver 21(TM) Program. The Company will implement such demonstration utilizing operational procedures designed specifically for the customer, including but not limited to, pre-shipment inspections, installation and recovery of Conserver 21(TM) packets and filters and coordination with transporters and warehouses. The Company will also provide the prospective customer with an analysis of the results of the demonstration and the potential economic benefits of its use of the Conserver 21(TM) Program, all at no cost to the prospective customer. Although the Company believes that the anticipated results of these demonstrations will result in firm orders for use of the Conserver 21(TM) Program, there can be no assurance that the Company's attempts at initial market development will be successful.



     Price. The Company expects to charge customers a fee based on the weight of each shipment of fruits, vegetables or flowers it transports or stores using the Conserver 21(TM) Program. The Company intends that its fee will represent a percentage of the financial benefit derived by its customers through the sale of the enhanced fruits, vegetables and flowers shipped or stored using the Conserver 21(TM) Program and, as a result, will represent no increased cost to its customers.



     Branded Service. The Company intends to establish a Conserver 21(TM) "Freshness Seal" or other identifying trademark which will identify products utilizing the Conserver 21(TM) Program.


MARKETING RESEARCH


     The Company has engaged Mr. Elie Toledano as a consultant to assist the Company with the development of its protocols, marketing strategies and research, as well as identifying the products with which Conserver 21(TM) can be effectively utilized. Mr. Toledano served as Groupe Conserver's scientific coordinator for almost two years, during which time he was responsible for organizing and supervising the testing of Conserver 21(TM).



     The Company will continue to perform studies to demonstrate the advantages of Conserver 21(TM) over ethylene adsorbers and other methods of produce life extension. The Company also expects to explore additional uses of Conserver 21(TM), including its potential use in pre-packaged produce items such as salads, as well as its potential to extend the lives of other foodstuffs such as meat, poultry and fish, in addition to other diverse applications such as absorbing cigarette and cigar smoke. The Company will work closely with the respective European research and development teams of Conserver XXI and Groupe Conserver on any related modifications to Conserver 21(TM).



GROUPE CONSERVER



  Introduction



     Groupe Conserver, comprised of Conserver International BV ("BV"), Conserver Engineering Ltd. ("Engineering") and Conserver North America, Inc. ("Nord"), maintains offices in Brussels, which is responsible for sales administration, advertising and promotion activities, legal issues, and the importation and shipment of product, and Paris, which is responsible for sales and marketing, accounting and finance, and technical supervision and research.



  Distribution Agreement



     On October 9, 1996, the Company entered into a Distribution Agreement (the "Groupe Conserver Distribution Agreement") with BV, which holds worldwide distribution rights for Conserver 21(TM) as the licensee of Conserver XXI, and Nord, superceding a prior agreement entered into in March 1996, with BV and Nord pursuant to which BV and Nord, as sublicensees of Engineering, granted the Company the exclusive right to import, promote, distribute, market and otherwise commercially exploit Conserver 21(TM) products in the United States and its possessions, territories and dependencies, as well as in Canada, for commercial users, excluding domestic consumers. The Company has agreed to purchase all of its Conserver 21(TM) requirements from BV for as long as BV can satisfy the Company's demand. Conserver XXI has granted all of its intellectual property rights in Conserver 21(TM), as well as worldwide marketing and distribution rights with respect thereto, to Engineering, but has retained the exclusive right to manufacture Conserver 21(TM) and to supply it to Groupe Conserver. A combination of patents, trademarks and trade secrets protect the proprietary aspects of the composition of Conserver 21(TM). Conserver XXI has filed patent applications with respect thereto which are effective in both the United States and Canada. See "-- Dispute between Groupe Conserver and Conserver XXI; Company Option to Acquire Distribution Rights Directly from Conserver XXI."



     The Company's cost for Conserver 21(TM) is equal to prices paid by other Conserver 21(TM) distributors. The Company is also required to pay a royalty to BV equal to 6% of the net revenues of up to $100,000,000 generated by the commercial exploitation of Conserver 21(TM), and increasing to a royalty of 7% thereafter. Royalties are payable 45 days after the end of each calendar quarter. Net revenues are defined as the gross proceeds actually received by the Company from the "commercial exploitation" of Conserver 21(TM) reduced by the cost of packing, freight, insurance, federal, state and local taxes. The Company is required to provide to BV, among other things, quarterly financial statements and sales summaries.

     BV has the right, upon 60 days' written notice to the Company, to substitute a new product or to modify the specifications, manufacture or design of any Conserver 21(TM) product, so long as any such new product or modification, as applicable, does not result in a diminution of current Conserver 21(TM) standards. The Company has a right of first refusal for a license or distributorship with respect to (i) any proposed use of Conserver 21(TM) other than for individual use and (ii) any products acquired or developed by BV or Engineering for use as a preserver of foodstuffs and flowers.



     Pursuant to the terms of the Distribution Agreement, the Company has also received the non-exclusive right in the United States and Canada to use the trademark "Conserver 21(TM)" for use in connection with the marketing of Conserver 21(TM) Products.



     The Groupe Conserver Distribution Agreement shall remain in effect for an initial term equal to the duration of the license granted to BV and Engineering (currently expiring on May 12, 2005); provided, however, that, to the extent BV or Engineering succeeds in obtaining a license for a longer duration, or succeeds in obtaining exclusive proprietary rights to the intellectual property rights or the Conserver 21(TM) trademark and on all rights relating to the know-how and inventions upon which the Conserver 21(TM) products are based, the initial term shall be extended for a total duration of 20 years (the "Initial Term").


     The Groupe Conserver Distribution Agreement is automatically renewable beyond the Initial Term for subsequent periods of three years; provided, however, that the Groupe Conserver Distribution Agreement can be terminated by either party by written notice one year prior to the end of the Initial Term and thereafter by written notice six months prior to the end of each succeeding three year term.


     The Groupe Conserver Distribution Agreement may be terminated by either party in case of the insolvency or bankruptcy of the other party; substantial breach of any material provision if the breaching party has not cured such breach within 30 days of written notice thereof; or failure of the Company to meet 75% of minimum sales levels (to be mutually agreed upon by the parties) for two consecutive years, commencing January 1, 1998. Conserver BV may also terminate the Agreement if the Company does not pay amounts due within 20 days of receipt of notice to that effect.



     Dispute between Groupe Conserver and Conserver XXI; Company Option to Acquire Distribution Rights Directly from Conserver XXI.



     There is a dispute between Groupe Conserver and Conserver XXI which could limit Groupe Conserver's ability to supply the Company with its Conserver 21(TM) requirements and could raise substantial uncertainties as to the future validity of the Company's marketing and distribution rights under the Groupe Conserver Distribution Agreement.



     To alleviate the consequences of any future interruption in its ability to obtain Conserver 21(TM) from Groupe Conserver, the Company, by agreement dated October 9, 1996, as subsequently amended on December 31, 1996, agreed to lend Consumer Purchasing Corporation ("CPC") up to $350,000 for the purpose of enabling CPC to acquire an inventory of Conserver 21(TM) directly from Conserver XXI, of which $258,350 had been advanced to CPC through January 31, 1997 leaving $91,700 available for this purpose. These loans, which are payable on demand, bear interest at a rate of 8% per annum and are collateralized by a lien upon CPC's inventory of Conserver 21(TM).



     In transactions contemporaneous with the Company's loans to CPC, Conserver XXI granted CPC an option (the "CPC Option") to acquire exclusive marketing and distribution rights for Conserver 21(TM) in the United States and Canada for a term of 20 years upon terms and conditions substantially identical to those accorded the Company under the Groupe Conserver Distribution Agreement but with a more favorable pricing structure. The CPC Option, which has no specified expiration date, would be exercised by the Company only if it determined that such exercise would not breach the Groupe Conserver Distribution Agreement. CPC is required by the terms of its loan from the Company to assign the CPC Option to the Company if and when the Company decides to exercise it. The Company and CPC have further agreed that the Company's right to acquire the CPC Option would indefinitely survive payment of CPC's indebtedness to the Company.

     CPC, a Delaware corporation whose officers, directors and sole stockholder have no affiliation with the Company, acted as the Company's intermediary without any compensation. Future sales of Conserver 21(TM) to the Company by CPC, if any, will be made upon terms that will result in no net profit to CPC.


SOURCES OF SUPPLY; MANUFACTURING


     Conserver 21(TM) is currently exclusively manufactured and packaged by Conserver XXI in its own facilities located in Madrid, Spain. The Company believes that its Conserver 21(TM) supply requirements, which are currently fulfilled by Groupe Conserver, will comprise 20% of Conserver XXI's current manufacturing capacity. A portion of the net proceeds from this Offering have been reserved by the Company to invest in the expansion of Conserver 21(TM) manufacturing facilities, as needed. See "Use of Proceeds."



     The Groupe Conserver Distribution Agreement requires BV to establish a manufacturing facility in either the United States, Canada or Mexico if BV is unable to deliver orders in a timely fashion after making reasonable efforts to increase production and further entitles the Company to source Conserver 21(TM) other than from Groupe Conserver, if Groupe Conserver is unable to supply the Company. See "Risk Factors -- Sole Source of Supply; Dispute between Groupe Conserver and Conserver XXI; Possible Impairment of Distribution Rights" and "Business -- Groupe Conserver -- Dispute between Groupe Conserver and Conserver XXI; Company Option to Acquire Distribution Rights Directly from Conserver XXI."



REGULATORY REQUIREMENTS



     The Company's intended utilization of Conserver 21(TM) to adsorb gases in storage or transport containers filled with fruits, vegetables and flowers will result in the natural production of carbon dioxide, which will have the effect of retarding the growth of microorganisms and fungi also present in such containers. Such retardation effect, however, may result in the technical classification of Conserver 21(TM) as a "pesticide" under the rules and regulations of the United States Environmental Protection Agency ("EPA") and thus subject Conserver 21(TM) to the provisions of the Federal Insecticide Fungicide and Rodenticide Act ("FIFRA"). The Company and its special counsel, based on a review of the relevant statutes and regulations, have taken the position that Conserver 21(TM) is not a pesticide. The Company has requested a confirmation from the EPA that Conserver 21(TM) is not a pesticide, which request has not as yet been acted upon. There can be no assurance that the EPA will not determine Conserver 21(TM) to be a pesticide. Pesticides are required to be registered with the EPA and their use is subject to compliance with EPA labeling and packaging requirements. If the EPA determines that Conserver 21(TM) is a pesticide, the Company will promptly proceed with EPA registration as both FIFRA and applicable customs regulations prohibit the importation of unregistered pesticides under penalty of possible civil and criminal sanctions. FIFRA registration may require the performance of formal tolerance studies of Conserver 21(TM)'s interaction with fruits and vegetables, which the Company estimates may cost it between $75,000 and $150,000, and would take at least six months to complete, thereby extensively delaying the Company's planned commercialization of the Conserver 21(TM) Program. There can be no assurance that the registration procedure will not entail longer delays and greater costs and expenses. If FIFRA registration is not required, the Company's use of Conserver 21(TM) may require it to comply with the federal Toxic Substance and Control Act which could subject it to other reporting and registration obligations. Based on its review of applicable regulations, the Company believes that Conserver 21(TM) is not subject to United States Department of Transportation hazardous materials requirements which regulate the transport of certain hazardous substances.



     The Company's proposed use of Conserver 21(TM) does not currently subject it to any other material federal, state, or local regulatory approvals.


INSURANCE

     The Company currently maintains comprehensive general liability and property insurance with coverage of $1,000,000 per occurrence and umbrella insurance of $2,000,000 per occurrence. There can be no assurance that such coverage will be adequate to protect the Company from all potential losses.

EMPLOYEES


     As of December 31, 1996, the Company had six employees, including its five executive officers.

FACILITIES


     The Company's offices are located in an executive office suite comprising 600 square feet in Coral Gables, Florida on a month-to-month rental basis at a cost of approximately $5,000 per month. After the Offering, the Company expects to move its offices to a larger facility in the same area, although the Company has not entered into any negotiations for such facilities.


LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:


                    NAME                     AGE                   POSITION
    -------------------------------------    ----    -------------------------------------
    Charles H. Stein.....................      65    Chairman, President and Chief
                                                     Executive Officer
    James V. Stanton.....................      64    Vice Chairman and Director
    Douglas C. Rice......................      53    Vice President -- Corporate
                                                     Development
    Miles R. Greenberg...................      39    Senior Vice President -- Finance,
                                                       Treasurer and Chief Financial
                                                       Officer
    Jeffrey H. Berg......................      53    Vice President -- Research and
                                                       Development
    Gerald M. Breslauer..................      59    Vice President -- Administration and
                                                       Secretary
    Brian J. Bryce.......................      62    Director
    Jay M. Haft..........................      61    Director
    Michael Jay Scharf...................      54    Director



     CHARLES H. STEIN has been Chairman, President and Chief Executive Officer of the Company since its inception in March 1996. From June 1994 until March 1996, Mr. Stein was a private investor and consultant. From October 1993 until June 1994, Mr. Stein was Chairman of HMI International Ltd., a Florida based wholesaler and retailer of resale products. From 1985 to 1987, he was President and Chief Executive Officer of Night Hawk Resources, Ltd. (Vancouver Stock Exchange) which was engaged in oil and gas exploration in Texas and Alaska. Prior thereto and from 1987, Mr. Stein was a private investor. Early in his career, Mr. Stein pioneered the concept of packaging fresh orange juice in "milk-type" cartons, which business was sold to Kraft Foods, Inc. From December 1968 to October 1983, Mr. Stein was Chairman and Chief Executive Officer of Hardwicke Companies Inc. (Nasdaq), which built, developed, or operated more than 50 restaurants (including Tavern on the Green, Maxwell's Plum, and Benihana), health spas, theme parks in North America, Europe and Asia (including Great Adventure in New Jersey), and duty-free shops. He was previously President and Chief Executive Officer of Kitchens of Sara Lee, the world's largest bakery, as well as a director, member of the Executive Committee, and a Vice President of Consolidated Foods Corporation (NYSE), the parent company of Sara Lee.



     JAMES V. STANTON has been Vice Chairman and a director of the Company since its inception. From 1981 to 1988 he served as Executive Vice President of the Delaware North Company, one of the largest privately held food companies in the United States. Mr. Stanton has been an attorney and a registered lobbyist in Washington, D.C. since 1988, and represented the 20th Congressional District of Ohio in the United States House of Representatives from 1971 to 1977, where he served on the Select Committee on Intelligence, the Government Operations Committee, and the Public Works and Transportation Committee.



     DOUGLAS C. RICE has been Vice President -- Corporate Development of the Company since May 1996. Prior to joining the Company and from 1986, Mr. Rice was an independent food technologies consultant, during which time, he provided advice and guidance for six years to the Charoen Pokphand Group, one of Asia's largest food producers, on the operation, financing, management and distribution aspects of businesses specializing in shrimp, fish, and chicken products.



     MILES R. GREENBERG was appointed Vice President and Chief Financial Officer of the Company in September 1996 and appointed Senior Vice President on January 18, 1997. From 1994 until joining the Company, Mr. Greenberg served as Vice President and Chief Financial Officer of F3 Software Corporation ("F3"), a developer and marketer of electronic forms composition and automation software. From 1992 until assuming his positions at F3, he served as Controller of BLOC Development Corporation (former parent company of F3), a publicly held entity primarily engaged in the development, publishing and direct marketing of computer software and hardware products. From 1985 to 1992, Mr. Greenberg served as Vice President and Chief Financial Officer of The Levenshon Companies, Inc. and its affiliates, a diversified financial services company. Mr. Greenberg is a Certified Public Accountant formerly with KPMG Peat Marwick.



     GERALD M. BRESLAUER has been Vice President -- Administration of the Company since its inception. From 1991 until he joined the Company in March 1996, Mr. Breslauer was an agent of The Equitable Life Assurance Society of the United States and the Equitable Variable Life Insurance Company and was a registered representative of Equico Securities, Inc. Mr. Breslauer is licensed to practice law in the State of New York.



     BRIAN J. BRYCE has been a director of the Company since July 1996. Since 1988, Mr. Bryce has been the sole principal and a director of Bryce & Company, Limited, a consulting firm engaged in project finance. Mr. Bryce was employed by Hyatt International Corporation from 1969 until 1988, initially as a Vice President, ultimately becoming Vice Chairman in 1981.



     JAY M. HAFT has served as a director of the Company since October 1996. A practicing attorney for over 25 years, Mr. Haft also serves as Chairman of Noise Cancellation Technologies, Inc., Extech, Inc., and Healthcare Acquisition Corp., each a public company whose respective securities are traded on the Nasdaq SmallCap Market. He is a Managing General Partner of Venture Capital Associates, Ltd. and of Gen Am "1" Venture Fund, a domestic and an international venture capital fund, respectively. From 1989 until 1994, he was a partner at Parker Duryee Rosoff & Haft, counsel to the Company, in New York, New York. He is currently of counsel to such firm.


     MICHAEL JAY SCHARF has been a director of the Company since September 1996. Mr. Scharf has been Chairman, President and Chief Executive Officer of Niagara Corporation (formerly International Metals Acquisition Corporation), a publicly held specialty steel and metal company, since 1993. From 1989 until 1993, Mr. Scharf was a private investor. From 1983 until 1989, he was Chairman and Chief Executive Officer of Edgecomb Corporation, a leading independent metals distribution company which was sold in 1989 to the Blackstone Group. Mr. Scharf is also a director of Financial Services Acquisition Corp., a publicly held company.


     JEFFREY H. BERG, PH.D. was appointed Vice President of Research and Development in January 1997. He will assume such office upon the effectiveness of the Offering. Dr. Berg, who has agreed to devote approximately 50% of his working time to Company affairs, will also seek new business opportunities for the Company that are compatible with its current or future business. Since 1987 Dr. Berg has worked in the financial community as an analyst covering the health care industry. From 1981 to 1987 Dr. Berg worked at PA Technology, an international consulting agency where he counseled clients in the food industry and the health care industry. From 1974 to 1981 he led product development laboratories at Johnson & Johnson's Patient Care Division, and subsequently for the Consumer Products Division of Ortho Pharmaceutical Corporation. Dr. Berg received a Ph.D in organic chemistry from New York University in 1969 and subsequently spent four years at General Foods in research.



     The Company has agreed that, for a period of five years from the effective date of the Registration Statement, the Representative may designate one person to attend all meetings of the Company's Board of Directors and to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to members of its Board of Directors. Such designee may be an officer or director of the Representative. The Company has agreed to reimburse designees of the Representative for their reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Company's Board of Directors. The Representative has not designated an individual to serve in such capacity. See "Underwriting."


BOARD COMMITTEES

     The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The responsibility of the Audit Committee (which, upon completion of this Offering, will consist of Messrs. Stanton, Bryce and Scharf) include recommending to the Board of Directors the firm of independent accountants to be retained by the Company, reviewing with the Company's independent accountants the scope and result of their audits, and reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff. The Compensation Committee (which, upon completion of this Offering, will consist of Messrs. Stein, Stanton and Scharf) has responsibility for establishing and reviewing employee compensation. The Stock Option Committee (which, upon completion of this Offering, will consist of Messrs. Stein, Bryce and Haft) has responsibility for administering and interpreting the Company's 1996 Stock Option Plan (the "Plan"), and determining the recipients, amounts and other terms (subject to the requirements of the Plan) of options which may be granted under the Plan from time to time.


COMPENSATION OF EXECUTIVE OFFICERS


     The following table sets forth certain summary information concerning the aggregate total annual salary and bonus paid or accrued by the Company for services rendered from inception through November 30, 1996 to its chief executive officer.


                              ANNUAL COMPENSATION

                                  PRINCIPAL                                                    ALL OTHER
          NAME                     POSITION            SALARY$        BONUS$     OPTIONS     COMPENSATION$
-------------------------  ------------------------    -------        ------     -------     -------------
Charles H. Stein.........  Chief Executive Officer        0(1)           0          0              0

---------------

(1) Pursuant to his employment agreement with the Company, Mr. Stein will begin drawing an annual salary of $125,000 upon the consummation of this Offering together with such additional increases as the Company's Board of Directors, in its sole discretion, from time to time determines are appropriate. The Company recorded non-cash compensation charges of $100,000 for services contributed by Mr. Stein from inception through November 30, 1996.


EMPLOYMENT AGREEMENT


     Upon consummation of this Offering, the Company will enter into an employment agreement with Charles H. Stein, President and Chief Executive Officer of the Company. The agreement will have a three-year term which renews for an additional year on each anniversary of the agreement, and will provide for an annual base compensation of $125,000 together with such additional increases as the Company's Board of Directors, in its sole discretion, from time to time determines are appropriate. The agreement provides for certain employee benefits including medical insurance, vacation and a car allowance, and also contains a non-competition provision covering the term of the agreement as well as for 36 months following termination.


STOCK OPTION PLAN


     The Company's Board of Directors has adopted the Plan for officers, employees, directors and consultants of the Company or any of its subsidiaries. The Plan authorizes the granting of stock options to purchase an aggregate of not more than 600,000 shares of the Company's Common Stock.


     The Plan is administered by the Stock Option Committee of the Company's Board of Directors (the "Committee"). In general, the Committee will select the persons to whom options will be granted and will determine, subject to the terms of the Plan, the number, the exercise period and other provisions of such options. The options granted under the Plan will be exercisable in such installments as may be provided in the grant.

     Options granted to employees may be either incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or non-ISOs. The Committee may determine the exercise price, provided that, in the case of ISOs, such price may not be less than 100% (110% in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) of the fair market value (as defined in the Plan) of the Company's Common Stock at the date of grant. The aggregate fair market value (determined at time of option grant) of stock with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.

     All options will be evidenced by a written agreement containing the above terms and such other terms and conditions consistent with the Plan as the Committee may impose. Each option, unless sooner terminated, shall expire no later than 10 years (five years in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) from the date of the grant, as the Committee may determine. The Committee has the right to amend, suspend or terminate the Plan at any time, provided, however, that unless ratified by the Company's stockholders within 12 months thereafter, no amendment or change in the Plan will be effective: (a) increasing the total number of shares which may be issued under the Plan; (b) reducing below fair market value on the date of grant the price per share at which any option which is an ISO may be granted;
(c) extending the term of the Plan or the period during which any option which is an ISO may be granted or exercised; (d) altering in any way the class of persons eligible to participate in the Plan; (e) materially increasing the benefits accruing to participants under the Plan; or (f) with respect to options which are ISOs, amending the Plan in any respect which would cause such options to no longer qualify for ISO treatment pursuant to the Code.

     As of the date hereof, no options have been granted under the Plan.


ADVISORS



     Mr. Walter Ford, on an as needed basis, will assist the Company's management in developing potential clients. Mr. Ford has 46 years of experience in the produce industry, including: (i) 25 years with Kroger Supermarkets with whom he served in a variety of capacities including senior produce buyer for a 138 store district and Assistant Division Merchandiser in charge of field merchandising; (ii) 4 years as Senior Produce Buyer for Schnuck Markets Inc.; and (iii) most recently serving as Vice President-Produce of Bi-Lo Supermarkets in Greenville, South Carolina. Ahold, a major global supermarket retailer, has acquired seven U.S. regional supermarket chains, including BiLo, Edwards, Tops Markets, Giant Foods, Stop 'n Shop, Finast, and Pic-n-Pay, and has combined their purchasing and marketing functions. Mr. Ford for many years directed all these combined produce functions.



     Mr. Elie Toledano has been engaged by the Company as an advisor to assist the Company with the development of its testing protocols, marketing strategies and research, as well as identifying the products with which Conserver 21(TM) can be effectively utilized. Mr. Toledano served as Groupe Conserver's scientific coordinator for almost two years, during which time he was responsible for organizing and supervising the testing of Conserver 21(TM) in laboratories around the world.



     Dr. Guiwen Cheng, Ph.D has been engaged by the Company as an advisor to assist the Company with research on, and testing and evaluation of Conserver 21(TM). Dr. Cheng has been a research associate in the University of Florida Horticultural Sciences Department since 1994 and, before that, held a similar position with the University of California Davis, Department of Pomology. Dr. Cheng has advanced degrees from two post-harvest technology academic centers including an M.S. in Horticulture from the University of California, Davis and a Ph.D. in Horticulture from Oregon State University. Dr. Cheng has published over 20 papers on various aspects of post-harvest horticultural technology.


COMPENSATION OF DIRECTORS


     Following the consummation of this Offering, directors who are not employed by the Company will be paid fees of $1,000 for each meeting a director attended in person and reimbursement of any attendant personal expenses incurred in connection therewith. In addition, all directors will be reimbursed for expenses incurred on behalf of the Company.


INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS


     The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("DGCL"), the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of the DGCL). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by the DGCL any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the By-laws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company, except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.


     The Company expects to enter into separate indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and By-laws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes these agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS


     Following the Company's incorporation in March 1996, the Company issued an aggregate of 11,076,968 shares of Common Stock to 24 persons, including Messrs. Stein, Stanton, Breslauer, Haft and Scharf and Conserver Investments, SA, at a price of $.001 per share.



     During the period from April 1996 through November 1996, the Company issued an aggregate of 1,439,957 shares of Common Stock to 49 persons at a price of $2.202844 per share, including two persons who had previously acquired shares of Common Stock at $.001 per share and 68,094 shares to two adult children of James
V. Stanton, a director of the Company.



     In March 1996, options to purchase 170,234 shares of Common Stock at an exercise price of $.2202844 per share were granted to Douglas Rice, Vice President -- Corporate Development. The Company recorded compensation charges of $337,500 in connection with the issuance of such options. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation." In August 1996, warrants to purchase 340,469 shares at a purchase price of $2.202844 per share were granted to each of Messrs. Haft and Stanton, and options to purchase 79,443 shares of Common Stock at an exercise price of $2.202844 per share were granted to Michael Stanton, an employee of the Company and James Stanton's son. In September 1996, options to purchase 102,141 shares of Common Stock at an exercise price of $2.202844 per share were granted to Miles R. Greenberg, Senior Vice President and Chief Financial Officer.



     In October and November 1996, the Company repurchased, for an aggregate repurchase price of $1,800,000, 3,102,051 of the 3,782,989 shares of Common Stock originally acquired by Conserver Investments, SA (an affiliate of Groupe Conserver) ("CI") in March 1996.



     Pursuant to a Stockholder Agreement dated March 7, 1996 by and among Charles Stein, Bruce Denis Allet on behalf of CI and a non-affiliate stockholder, Mr. Allet has served on the Board of Directors as a designee of CI. This agreement terminated effective upon the disposition by CI of its remaining shares of Common Stock in November 1996, and Mr. Allet subsequently resigned as a director of the Company.


     Jay M. Haft, a director of the Company, is of counsel to Parker Duryee Rosoff & Haft A Professional Corporation, which firm will be passing upon the validity of the Securities being offered by the Company.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of January 31, 1997 for (i) each executive officer and director of the Company, (ii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and
(iii) all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.



                                                                               PERCENTAGE BENEFICIALLY
                                                          NUMBER OF                     OWNED
                                                            SHARES           ---------------------------
NAME AND ADDRESS OF                                      BENEFICIALLY          BEFORE           AFTER
BENEFICIAL OWNER(1)                                         OWNED            OFFERING(9)     OFFERING(9)
-------------------------------------------------------  ------------        -----------     -----------
Charles H. Stein.......................................     2,269,793(2)         23.9%           16.8%
James V. Stanton.......................................       522,053(3)          5.3%            3.8%
Douglas C. Rice........................................        56,745(4)           --               *
Miles R. Greenberg.....................................            --              --              --
Jeffrey H. Berg........................................            --              --              --
Gerald M. Breslauer....................................       113,490             1.2%              *
Brian J. Bryce.........................................     1,134,896(5)         11.9%            8.4%
Jay M. Haft............................................       453,959(6)          4.6%            3.3%
  201 S. Biscayne Boulevard, Suite 300
  Miami, FL 33133
Michael Jay Scharf.....................................       453,959(7)          4.8%            3.4%
  704 Spinnakers Reach
  Ponte Vedra, FL 32082
Jasmine Trustees Ltd...................................     1,134,896(5)         11.9%            8.4%
  P.O. Box 675
  St. Helier, Jersey Channel Islands
Dori Kallan, Daniel Kallan and                                680,938             7.2%            5.0%
  Joshua Kallan as joint tenants.......................
  19999 Back Nine Drive
  Boca Raton, FL 33498
The SES Family Investment and                               1,248,386(8)           --             8.5%
  Trading Partnership, L.P.............................
  2859 Queens Courtyard Drive
  Las Vegas, Nevada 89109
All executive officers and directors as a group (9          5,004,895            48.9%           35.2%
  persons)
  (2)(3)(4)(5)(6) and (7)..............................


---------------

  * Represents beneficial ownership of less than 1% of the Common Stock.

(1) Unless otherwise indicated, the holders' address is c/o the Company, 2655 LeJeune Road, Suite 535, Coral Gables, Florida 33134.
(2) Represents shares held by a trust for the benefit of Mr. Stein's spouse and children. Mr. Stein disclaims voting and investment power with respect to the shares.

(3) Includes 45,396 shares held jointly by Mr. Stanton and his spouse and 340,469 shares of Common Stock underlying warrants exercisable within 60 days of the date of the Prospectus. Does not include 68,094 shares owned by Mr. Stanton's adult children.


(4) Represents currently exercisable options to purchase 56,745 shares of the Company's Common Stock at an exercise price of $.2202844 per share exercisable after March 7, 1997.


(5) Represents shares held by Jasmine Trustees Ltd., a trust established for the benefit of Mr. Bryce and his children. Mr. Bryce does not have voting or dispositive power with respect to such shares.


(6) Includes 340,469 shares of Common Stock underlying warrants exercisable within 60 days of the date of this Prospectus.


(7) Includes 453,959 shares held by the Scharf Family 1989 Trust for the benefit of Mr. Scharf and his family.


(8) Represents shares issuable upon the exercise of warrants to be issued to this entity upon consummation of this Offering and the concurrent repayment by the Company of $1,000,000 in principal amount of indebtedness to this entity. Does not include 56,745 shares presently owned by such person which are to be surrendered to the Company contemporaneously with such repayment of indebtedness and issuance of warrants. See Note D of Notes to Financial Statements.


(9) Assumes consummation of the SES Reacquisition as of January 31, 1997.

                           DESCRIPTION OF SECURITIES


     The following descriptions of the Company's securities are qualified in all respects by reference to the Certificate of Incorporation and By-laws of the
Company and the warrant agreement (the "Warrant Agreement"), dated             ,
1997, by and among the Company, the Representative and Continental Stock Transfer & Trust Company (the "Warrant Agent"), copies of which are filed as Exhibits to the Registration Statement of which this Prospectus is a part. The Certificate of Incorporation of the Company authorizes the Company to issue up to 5,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), none of which is outstanding and 30,000,000 shares of Common Stock, par value $.001 per share. As of the date hereof, there are no Warrants outstanding.


COMMON STOCK


     As of January 31, 1997, there were 9,556,745 shares of Common Stock outstanding. There will be 13,500,000 shares of Common Stock outstanding after giving effect to the sale of the Shares offered hereby and the SES Reacquisition. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable. See "Capitalization."


WARRANTS


     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time over a fifty-four (54) month period commencing six (6) months after the date of this Prospectus, one share of Common Stock at a
price of $          per Share [140% of the initial public offering price per
Share], subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.


     The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     Adjustments. The holders of the Warrants are protected against dilution of their interests by adjustments, as set forth in the Warrant Agreement, of the exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

     Redemption Provisions. Commencing eighteen (18) months after the date of this Prospectus, all, but not less than all, of the Warrants are subject to redemption at $0.10 per Warrant on not less than thirty (30) days' prior written notice to the holders of the Warrants provided the per share closing sale price of the

Common Stock as reported on AMEX equals or exceeds $          [250% of the
initial public offering price per Share] per Share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth
(5th) trading day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five (5) years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

     The Warrants are separately transferable immediately upon issuance. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale or exemption, purchasers may buy Warrants in the after-market in, or may move to, jurisdictions in which Warrants and the Common Stock underlying the Warrants are not so registered or qualified or are exempt. In this event, the Company would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants would not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered, or qualified for sale in jurisdictions in which such purchasers reside, or an exemption from registration or qualification exists in such jurisdiction.

     Warrantholder Not a Stockholder. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.


     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than thirty (30) days on not less than thirty (30) days' prior written notice to the warrantholders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders. No other modifications may be made to the Warrants without the consent of two-thirds of the warrantholders.


OTHER WARRANTS AND CONVERTIBLE SECURITIES


     Prior to the Offering, in August 1996, as a means of compensating certain founders of the Company for their efforts in connection with the organization and development of the business, the Company issued warrants to purchase 340,469, 340,469 and 56,745 shares of Common Stock to Jay M. Haft, James V. Stanton and Gregory Pilkington, respectively, at an exercise price of $2.202844 per share. The Company has recorded compensation charges in the amount of $457,201 in connection with the value attributed to the issuance of such warrants. In September and November 1996, the Company issued 10% Convertible Debentures in the aggregate principal amounts of $600,000 and $150,000, respectively. The holders of the debentures may elect to convert at any time all unpaid principal and accrued interest into shares of Common Stock at a rate of $2.202844 per share. The holders of the debentures aggregating $150,000 issued in November 1996 can elect to be paid in full upon the consummation of the Offering. In addition, the Company has agreed to issue, upon the completion of the Offering, 1,248,386 warrants at an exercise price of $.88 to SES and one of its affiliates. The Company anticipates that it will record a non-cash compensation charge of approximately $2,300,000 in connection with the value attributed to such issuance. See "Management's Discussion and Analysis of Financial Condition and Plan of
Operation -- Liquidity and Capital Resources."

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 5,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that it will not do so in the future.

OPTIONS


     As of the date of this Prospectus, options to purchase 283,724 shares of Common Stock at an exercise price of $.2202844 and options to purchase 658,241 shares of Common Stock at an exercise price of $2.202844 per share have been granted to 6 persons. Of these options, 488,006 vest pro-rata over three years commencing one year from the date of grant and 453,959 options granted in January 1997 vest fully six months from the date of issuance. The Company has recorded non-cash compensation charges of $678,000 in connection with the issuance of the 283,724 options exercisable at $.2202844 per share and $1,150,000 for 453,959 of the options exercisable at $2.202844 per share. No options have been granted under the Company's 1996 Stock Option Plan. See "Management --Stock Option Plan" and Note J[5] of Notes to Financial Statements.


SECTION 203 OF THE DGCL


     The Company has elected to be bound by the provisions of Section 203 of the DGCL which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transactions which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.


TRANSFER AND WARRANT AGENT

     The transfer agent for the Common Stock and the Warrant Agent for the Warrants is Continental Stock Transfer & Trust Company, New York, New York.


ANNUAL AND OWNER REPORTS



     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this Offering, there has been no market for the Shares or Warrants. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or Warrants or the availability of Shares or Warrants for sale will have on the market price of the Common Stock or Warrants after this Offering. Sales of substantial amounts of the Common Stock or Warrants in the public market following this Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock and Warrants or the ability of the Company to raise capital through sales of its equity securities.



     Upon completion of this Offering, the Company will have 13,500,000 shares of Common Stock outstanding (after giving effect to the SES Reacquisition). Of these shares, the 4,000,000 Shares and 4,000,000 Warrants sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act.



     The remaining 9,500,000 shares and the 737,683 $2.20 Warrants held by existing stockholders will be restricted securities as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 which is summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market prices of the Common Stock and Warrants.



     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including the holding period of any securities which converted into the Restricted Shares and including the holding period of any prior owner except an affiliate of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (135,000 shares upon completion of this Offering) or the average weekly trading volume of the Common Stock reported during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated with such person) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.



     All officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative, except in connection with private transactions (not involving a public offering) in which the transferee(s) agrees in writing to be similarly bound. Certain officers, directors and stockholders of the Company have also agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of more than ten percent (10%) of any shares of Common Stock or any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock, whether or not owned by them, for a period of twenty-four (24) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of Shares and Warrants set forth opposite their names:

                                                                     NUMBER       NUMBER OF
                             UNDERWRITER                            OF SHARES     WARRANTS
    --------------------------------------------------------------  ---------     ---------
    National Securities Corporation...............................

                                                                    ---------     ---------
              Total...............................................  4,000,000     4,000,000
                                                                    =========     =========

     The Underwriters are committed to purchase all the Shares of Common Stock and Warrants offered hereby, if any of such securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain
dealers at such prices less concessions not in excess of $          per Share
and $          per Warrant. Such dealers may reallow a concession not in excess
of $          per Share and $          per Warrant to certain other dealers.
After the commencement of the Offering, the public offering prices, concession and reallowance may be changed by the Representative.

     The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent (5%) of the Securities offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Securities underwritten.

     The Company has granted to the Underwriters an over-allotment option, exercisable during the forty-five (45) day period from the date of this Prospectus, to purchase up to an additional 600,000 shares of Common Stock and/or 600,000 Warrants at the initial public offering price per Share and Warrant, respectively, offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional securities proportionate to its initial commitment.


     In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 400,000 shares of Common Stock and/or 400,000 Warrants (the "Representative's Warrants"). The Representative's Warrants are initially
exercisable at a price of $          per share of Common Stock 120% of the
initial public offering price per Share and $.12 per Warrant for a period of four (4) years, commencing at the beginning of the second year after their issuance and sale and are restricted from sale, transfer, assignment or hypothecation for a period of twelve (12) months from the date hereof, except to officers of the Representative. The Representative's Warrants provide for adjustment in the number of shares of Common Stock and Warrants issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.


     All officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative, except in connection with private transactions (not involving a public offering) in which the transferee(s) agrees in writing to be similarly bound. Certain officers, directors and stockholders of the Company have also agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of more than ten percent (10%) of any shares of Common Stock or any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock, whether or not owned by them, for a period of twenty-four (24) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative. An appropriate legend shall be marked on the face of certificates representing all such securities.


     The Company has agreed not to, without the prior written consent of the Representative, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of eighteen (18) months following the effective date of the Registration Statement.


     The Company has also agreed that, for a period of five (5) years from the effective date of the Registration Statement, the Representative may designate one person to attend all meetings of the Company's Board of Directors and to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to members of its Board of Directors. Such designee may be an officer or director of the Representative. The Company has agreed to reimburse designees of the Representative for their reasonable out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors.


     Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Consequently, the initial public offering prices of the Securities have been determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.

     Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission of five percent (5%) of the aggregate exercise price of such Warrants in connection with bona fide services provided by the Representative relating to any warrant solicitation undertaken by the Representative. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants were held in a discretionary account, or (c) the Warrants are exercised in an unsolicited transaction where the holder of the Warrants has not stated in writing that the transaction was solicited and has not designated in writing the Representative as soliciting agent. Unless granted an exemption by the Commission from its Rule 10b-6 under the Exchange Act, the Representative and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities for the period from nine (9) business days (or other such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative or any soliciting broker-dealers may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and any soliciting broker-dealers may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Representative undertakes to waive unconditionally its right to receive a commission on the exercise of such Warrants.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft A Professional Corporation, New York, New York. Jay M. Haft, a director and stockholder of the Company, is counsel to such Firm. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the Underwriters in connection with this Offering.

                                    EXPERTS

     The financial statements of the Company as at August 31, 1996 and for the period from March 6, 1996 (date of incorporation) through August 31, 1996, included in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included herein and in the Registration Statement in reliance upon such report and upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 in accordance with the provisions of the Securities Act of 1933, as amended, with respect to the Securities offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed thereto. For further information regarding the Company and the Securities offered hereby, reference is made to such Registration Statement and to the exhibits filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits may be inspected without charge at the offices of the Commission and, upon payment to the Commission of prescribed fees and rates, copies of all or any part thereof may be obtained from the Commission's principal office at the Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Northeast Regional Office, 7 World Trade Center, New York, New York 10048. The Registration Statement may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                                    -INDEX -

                                                                                     PAGE
                                                                                    NUMBER
                                                                                    ------
REPORT OF INDEPENDENT AUDITORS.....................................................   F-2
BALANCE SHEETS AS AT AUGUST 31, 1996 AND NOVEMBER 30, 1996 (UNAUDITED).............   F-3
STATEMENTS OF OPERATIONS FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
  THROUGH AUGUST 31, 1996, FOR THE THREE MONTHS ENDED NOVEMBER 30, 1996
  (UNAUDITED), AND FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
  THROUGH NOVEMBER 30, 1996 (UNAUDITED)............................................   F-4
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE PERIOD FROM MARCH 6, 1996
  (DATE OF INCORPORATION) THROUGH AUGUST 31, 1996 AND FOR THE THREE MONTHS ENDED
  NOVEMBER 30, 1996 (UNAUDITED)....................................................   F-5
STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
  THROUGH AUGUST 31, 1996, FOR THE THREE MONTHS ENDED NOVEMBER 30, 1996
  (UNAUDITED), AND FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
  THROUGH NOVEMBER 30, 1996 (UNAUDITED)............................................   F-6
NOTES TO FINANCIAL STATEMENTS......................................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Conserver Corporation of America
Coral Gables, Florida

     We have audited the accompanying balance sheet of Conserver Corporation of America (a development stage company) as at August 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the period from March 6, 1996 (date of incorporation) through August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Conserver Corporation of America at August 31, 1996 and the results of its operations and its cash flows for the period from March 6, 1996 (date of incorporation) through August 31, 1996 in conformity with generally accepted accounting principles.


                                          Richard A. Eisner & Company LLP


New York, New York
September 27, 1996

With respect to Notes A, E, H[2] and J

November 19, 1996

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS



                                               AUGUST 31,       NOVEMBER 30,
                                                  1996              1996
                                              -------------     -------------
                                                                 (UNAUDITED)
                                   ASSETS
Current assets:
  Cash....................................       $2,403,588        $2,100,860
  Advances to officers and employees......           17,968            39,163
  Note receivable (Note J)................                            181,300
  Other current assets....................           17,502            39,723
                                              -------------     -------------
     Total current assets.................        2,439,058         2,361,046
Fixed assets, net (Notes B[2] and C)......            4,378             6,177
Costs of public offering..................                            132,397
                                              -------------     -------------
     TOTAL................................       $2,443,436        $2,499,620
                                              -------------     -------------
                                              -------------     -------------

                                 LIABILITIES
Current liabilities:
  Return of subscription funds (Note
     H[2])................................          $90,000
  Due to officers and employees...........            3,839            $5,228
  Notes payable -- current (net of
     $264,375 discount) (Note J[1]).......                            485,625
  Accrued expenses........................           75,317           124,166
  Accrued interest........................           30,000            71,250
                                              -------------     -------------
     Total current liabilities............          199,156           686,269
Notes payable (Note D)....................        1,000,000         1,000,000
                                              -------------     -------------
     Total liabilities....................        1,199,156         1,686,269
                                              -------------     -------------
Commitments and other matters (Note H)

                            STOCKHOLDERS' EQUITY
                            (Notes A, D, E and J)
Preferred stock, par value $.01, 5,000,000
  shares authorized, none issued and
  outstanding
Common stock, par value $.001, 30,000,000
  shares authorized, 11,829,177 shares and
  9,556,745 shares issued and outstanding
  at August 31 and November 30
  (unaudited), respectively...............           11,829             9,557
Subscriptions receivable..................           (2,741)
Additional paid-in capital................        2,622,263         2,667,810
(Deficit) accumulated during the
  development stage.......................       (1,387,071)       (1,864,016)
                                              -------------     -------------
     Total stockholders' equity...........        1,244,280           813,351
                                              -------------     -------------
     TOTAL................................       $2,443,436        $2,499,620
                                              -------------     -------------
                                              -------------     -------------


  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                 FOR THE        THREE MONTHS         FOR THE
                                               PERIOD FROM          ENDED          PERIOD FROM
                                              MARCH 6, 1996     NOVEMBER 30,      MARCH 6, 1996
                                                (DATE OF            1996            (DATE OF
                                              INCORPORATION)                      INCORPORATION)
                                                 THROUGH        -------------        THROUGH
                                               AUGUST 31,                         NOVEMBER 30,
                                                  1996           (UNAUDITED)          1996
                                              -------------                       -------------
                                                                                   (UNAUDITED)
Compensation charges in connection with
  issuance of options (Note E[2]).........      $   450,000                         $   450,000
Compensation charges in connection with
  issuance of warrants (Note E[1])........          457,201                             457,201
General and administrative expenses.......          458,611       $   402,952           861,563
                                              -------------     -------------     -------------
Operating (loss)..........................       (1,365,812)         (402,952)       (1,768,764)
Interest expense, net of $8,741 and
  $15,392 interest income in August and
  November, respectively..................           21,259            73,993            95,252
                                              -------------     -------------     -------------
NET (LOSS) (NOTE D).......................      $(1,387,071)       $ (476,945)      $(1,864,016)
                                              -------------     -------------     -------------
Net (loss) per share of common stock......      $      (.12)      $      (.04)      $      (.16)
                                              -------------     -------------     -------------
                                              -------------     -------------     -------------
Weighted average number of common shares
  outstanding.............................       11,284,287        11,284,287        11,284,287
                                              -------------     -------------     -------------
                                              -------------     -------------     -------------


  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    (NOTE E)


                                                                                                     DEFICIT
                              COMMON STOCK                                                         ACCUMULATED
                             PAR VALUE $.001                                    ADDITIONAL         DURING THE
                        -------------------------         SUBSCRIPTIONS          PAID-IN           DEVELOPMENT
                         SHARES           AMOUNT           RECEIVABLE            CAPITAL              STAGE              TOTAL
                        ---------         -------         -------------         ----------         -----------         ----------
Issuance of common
 stock for cash of
 $2,140 and
 subscriptions in
 March 1996........     11,076,968        $4,881           $    (2,741)                                                $    2,140
Transfer of
 additional paid-in
 capital in
 recognition of the
 December 1996
 stock split.......                        6,196                                $  (6,196)                                      0
Issuance of common
 stock for cash
 from April through
 August 1996
 ($2.202844 per
 share)............       752,209            752                                1,656,258                               1,657,010
Compensation
 charges in
 connection with
 issuance of
 options (Note
 E[2]).............                                                               450,000                                 450,000
Compensation
 charges in
 connection with
 issuance of
 warrants (Note
 E[1]).............                                                               457,201                                 457,201
Compensation charge
 in connection with
 officer's
 salary............                                                                65,000                                  65,000
Net (loss) for the
 period from March
 6, 1996 (date of
 incorporation)
 through August 31,
 1996..............                                                                                $(1,387,071)        (1,387,071)
                        ---------         ------          ------------          ---------          ----------          ----------
Balance -- August
 31, 1996..........     11,829,177        11,829                (2,741)         2,622,263          (1,387,071)          1,244,280
Repurchase and
 cancellation of
 shares originally
 issued (Note
 J[2]).............     (3,102,051)       (3,102)                1,367          (1,798,265)                            (1,800,000)
Shares issued and
 treated as debt
 discount..........       141,871            142                                  312,358                                 312,500
Sale of common
 stock ($2.202844
 per share) from
 September 1, 1996
 to November 7,
 1996..............       687,748            688                                1,514,312                               1,515,000
Legal services
 provided by
 stockholder
 without charge....                                                                11,500                                  11,500
Collection of
 subscriptions
 receivable........                                              1,374                                                      1,374
Legal services in
 connection with
 sale of common
 stock.............                                                               (29,358)                                (29,358)
Compensation charge
 in connection with
 officer's
 salary............                                                                35,000                                  35,000
Net (loss) for the
 period from
 September 1, 1996
 through November
 30, 1996..........                                                                                  (476,945)           (476,945)
                        ---------         ------          ------------          ---------          ----------          ----------
BALANCE -- NOVEMBER
 30, 1996
 (UNAUDITED).......     9,556,745         $9,557           $         0          $2,667,810         $(1,864,016)        $  813,351
                        ---------         ------          ------------          ---------          ----------          ----------
                        ---------         ------          ------------          ---------          ----------          ----------


  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                          FOR THE                                   FOR THE
                                                        PERIOD FROM                               PERIOD FROM
                                                       MARCH 6, 1996                             MARCH 6, 1996
                                                          (DATE OF                                  (DATE OF
                                                       INCORPORATION)        THREE MONTHS        INCORPORATION)
                                                          THROUGH               ENDED               THROUGH
                                                         AUGUST 31,          NOVEMBER 30,         NOVEMBER 30,
                                                            1996                 1996                 1996
                                                       --------------        ------------        --------------
                                                                             (UNAUDITED)          (UNAUDITED)

Cash flows from operating activities:
  Net (loss)......................................      $  (1,387,071)       $   (476,945)        $  (1,864,016)
  Adjustments to reconcile net (loss) to net cash
     (used in) operating activities:
     Depreciation and amortization................                487              48,420                48,907
     Compensation expense relating to officer's
       salary.....................................             65,000              35,000               100,000
     Compensation expense relating to stock
       options and warrants.......................            907,201                                   907,201
     Legal services provided by shareholder
       without charge.............................                                 11,500                11,500
     Changes in operating assets and liabilities:
       (Increase) in advances to officers and
          employees...............................            (14,129)            (19,806)              (33,935)
       (Increase) in other assets.................            (17,502)            (22,221)              (39,723)
       Increase in accrued expenses...............            105,317              90,099               195,416
                                                       --------------        ------------        --------------
          Net cash (used in) operating
            activities............................           (340,697)           (333,953)             (674,650)
                                                       --------------        ------------        --------------
Cash flows from investing activities:
  Acquisition of fixed assets.....................             (4,865)             (2,094)               (6,959)
  Funds used for note receivable..................                               (181,300)             (181,300)
                                                       --------------        ------------        --------------
          Net cash (used in) investing
            activities............................             (4,865)           (183,394)             (188,259)
                                                       --------------        ------------        --------------
Cash flows from financing activities:
  Subscriptions receivable........................                                  1,374                 1,374
  Repurchase of shares of common stock............                             (1,800,000)           (1,800,000)
  Cost of public offering.........................                               (132,397)             (132,397)
  Legal services provided in connection with sale
     of common stock..............................                                (29,358)              (29,358)
  Proceeds from notes payable.....................          1,000,000             750,000             1,750,000
  Return of subscription funds....................             90,000             (90,000)              -- 0 --
  Proceeds from sale of common stock..............          1,659,150           1,515,000             3,174,150
                                                       --------------        ------------        --------------
          Net cash provided by financing
            activities............................          2,749,150             214,619             2,963,769
                                                       --------------        ------------        --------------
NET INCREASE (DECREASE) IN CASH...................          2,403,588            (302,728)            2,100,860
Cash -- beginning of period.......................                              2,403,588
                                                       --------------        ------------        --------------
CASH -- END OF PERIOD.............................      $   2,403,588        $  2,100,860         $   2,100,860
                                                       --------------        ------------        --------------
                                                       --------------        ------------        --------------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest........      $     -- 0 --        $    -- 0 --         $     -- 0 --
                                                       --------------        ------------        --------------
                                                       --------------        ------------        --------------

  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
              (UNAUDITED WITH RESPECT TO NOVEMBER 30, 1996 AND THE
                     THREE MONTHS ENDED NOVEMBER 30, 1996)

(NOTE A) -- THE COMPANY:


     [1] Conserver Corporation of America (the "Company") is a development stage company that has the rights for the exclusive distribution of a product which can be used to retard spoilage and decay in food and flowers for commercial use in the United States and Canada. The Company was incorporated in Delaware on March 6, 1996 and has adopted a fiscal year ending August 31. The Company's activities since inception have largely consisted of organizational matters, negotiating agreements and obtaining funds to finance the Company's operations and development of its marketing and business plan.



     [2] In connection with the organization of the Company, 3,782,989 shares of common stock were subscribed to by Conserver Investments, S.A., which together with certain of its affiliates are referred to hereafter as the "Groupe Conserver".



     Subsequent to August 31, 1996, the Company in a series of negotiated transactions repurchased 3,102,051 of such shares for an aggregate sum of $1,800,000.



     [3] In March 1996, the Company entered into an agreement with Groupe Conserver (the "Distribution Agreement") which granted it commercial distribution rights in the United States for certain products designed to preserve foodstuffs and flowers ("Conserver 21(TM)"). Groupe Conserver had obtained such rights pursuant to a license from Conserver XXI, S.A. ("Conserver XXI"). In October 1996, the Distribution Agreement was amended in an effort to clarify certain provisions of the agreement.


     The Distribution Agreement requires the Company to buy such products as it may need from one of the affiliates at its regular distributor price. In addition, the Company will pay one of the affiliates royalties of 6% on the first $100,000,000 of net revenues and 7% thereafter.


     [4] There is a dispute between Groupe Conserver and Conserver XXI which could limit Groupe Conserver's ability to supply the Company with its Conserver 21(TM) requirements and could raise substantial uncertainties as to the future validity of the Company's marketing and distribution rights under the Distribution Agreement.



     To alleviate the consequences of any future interruption in its ability to obtain Conserver 21(TM) from Groupe Conserver, the Company, by agreement dated October 9, 1996, as subsequently amended on December 31, 1996, agreed to lend Consumer Purchasing Corporation ("CPC") up to $350,000 for the purpose of enabling CPC to acquire an inventory of Conserver 21(TM) directly from Conserver XXI, of which $258,350 had been advanced to CPC through January 31, 1997 leaving $91,700 available for this purpose. These loans, which are payable on demand, bear interest at a rate of 8% per annum and are collateralized by a lien upon CPC's inventory of Conserver 21(TM).



     In transactions contemporaneous with the Company's loans to CPC, Conserver XXI granted CPC an option (the "CPC Option") to acquire exclusive marketing and distribution rights for Conserver 21(TM) in the United States and Canada for a term of 20 years upon terms and conditions substantially identical to those accorded the Company under the Distribution Agreement but with a more favorable pricing structure. The CPC Option, which has no specified expiration date, would be exercised by the Company only if it determined that such exercise would not breach the Distribution Agreement. CPC is required by the terms of its loan from the Company to assign the CPC Option to the Company if and when the Company decides to exercise it. The Company and CPC have further agreed that the Company's right to acquire the CPC Option would indefinitely survive payment of CPC's indebtedness to the Company.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO NOVEMBER 30, 1996 AND THE
                     THREE MONTHS ENDED NOVEMBER 30, 1996)


(NOTE A) -- THE COMPANY: (CONTINUED)


     CPC, a Delaware corporation whose officers, directors and sole stockholder have no affiliation with the Company, acted as the Company's intermediary without any compensation. Future sales of Conserver 21(TM) to the Company by CPC, if any, will be made upon terms that will result in no net profit to CPC.



     [5] Management's business plan will require financing; the Company has received a letter of intent from an underwriter for a proposed public offering of its common stock and redeemable common stock purchase warrants (see Note G). There is no assurance that the public offering will be successful, or that any other additional financing will be available. If the Company is unable to raise additional funds, it may be forced to change or delay its contemplated marketing and business plans.



     [6] In November 1996, the Board of Directors approved a 2.128874 for 1 stock split. In December 1996, the Board of Directors approved a 1.066194 for 1 stock split. The stock splits have been retroactively reflected in the accompanying financial statements.


(NOTE B) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  [1] Use of estimates in the preparation of financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  [2] Fixed assets:

     Office equipment is carried at cost. Depreciation is provided using the straight-line method over 5 years, the useful lives of the assets.

  [3] Loss per share of common stock:

     Net loss per share of common stock is based on the weighted average number of shares outstanding during the period. Common shares issued and options and warrants granted by the Company at prices less than the proposed offering price during the twelve months preceding the offering date have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding since inception using the treasury stock method and an assumed initial public offering price of $6.00 per share.

  [4] Income taxes:

     The Company has applied to the accompanying financial statements provisions required by accounting standards under which deferred income taxes are provided for temporary differences between financial statement and taxable income or loss.

  [5] Stock based compensation:

     The Company accounts for employee stock based compensation including stock options under the basis of Accounting Principles Board Opinion No. 25. Disclosures required by Financial Accounting Standards Board No. 123 are to be found in Note E[2] to the financial statements.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO NOVEMBER 30, 1996 AND THE
                     THREE MONTHS ENDED NOVEMBER 30, 1996)


(NOTE B) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

  [6] Fair value of financial instruments:

     The carrying value of cash, accounts receivable and accounts payable approximates fair value because of the short-term maturity of those instruments.

     For other debt instruments, the carrying value approximates the fair value in consideration of the subsequent and pending financings.

  [7] Interim financial information:

     The financial information presented as of November 30, 1996 and for the three months ended November 30, 1996 and for the period from March 6, 1996 (date of incorporation) through November 30, 1996 is unaudited, but in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

(NOTE C) -- FIXED ASSETS:

     Fixed assets are summarized as follows:

                                                                            NOVEMBER 30,
                                                                                1996
                                                             AUGUST 31,     ------------
                                                                1996
                                                             ----------     (UNAUDITED)
        Office equipment...................................  $  4,865        $    6,959
        Less accumulated depreciation......................      (487)             (782)
                                                                 ------           ------
          Balance..........................................  $  4,378        $    6,177
                                                                 ======           ======

(NOTE D) -- DEBT:

     The Company's convertible note payable is due June 30, 2001. Interest at 12% is payable quarterly commencing September 30, 1997. The note is convertible into common stock after March 31, 1999 at a price equal to the lesser of $2.64 or the book value per share. If the Company completes a public offering, half of the note may be converted at that time and the other half six months later.

     In the event that the Company has not completed a public offering by June 30, 2001, the Company is required to pay an additional 50% of any then remaining balance not converted to common stock.

     In the event that the Company has not completed a public offering by July 10, 2003, the holder of any shares received pursuant to the conversion of the note may require the Company to purchase all such shares at the greater of book value or the original amount paid by the holder of the convertible note with respect to such shares plus 50% of such investment.


     In November 1996, the Company entered into an agreement suspending certain provisions of the agreement with the lender for six months. The new agreement provides for repayment of the note and accrued interest from proceeds received upon the completion of an effective public offering. In addition, the Company will issue warrants for the purchase of 1,248,386 shares of common stock at $.88 per share. The warrants are expected to be valued at approximately $2,300,000 and charged to expense concurrent with the completion of the public offering. Should the warrants be issued, 56,745 shares of previously issued common stock are to be

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO NOVEMBER 30, 1996 AND THE
                     THREE MONTHS ENDED NOVEMBER 30, 1996)


(NOTE D) -- DEBT: (CONTINUED)

surrendered to the Company. If no public offering is consummated during the six-month suspension period, the original provisions of the agreement are to be in effect.

(NOTE E) -- STOCKHOLDERS' EQUITY:

  [1] Warrants:


     In August 1996, the Company issued three-year warrants to purchase 737,683 shares of the Company's common stock at $2.202844 per share. The warrants have been valued at $457,201 in the accompanying financial statements.


  [2] Options granted:


     The Company has granted options for the purchase of 226,979 shares of common stock at $.2202844 per share and options for the purchase of 261,026 shares of common stock at $2.202844 per share. The options vest 1/3 on each anniversary date of their issue. The Company has recorded compensation expense of $450,000 in connection with options exercisable at $.2202844 per share. See Note J[5].


     In estimating the value of options pursuant to the accounting provisions of Financial Accounting Standards No. 123 ("FAS 123"), the Company used the following assumptions:

        Risk free interest rate.............................................        6%
        Expected life.......................................................   3 years
        Expected volatility.................................................        .3
        Dividend yield......................................................       .00


     If such accounting provisions of FAS 123 were applied then the Company's net loss and net loss per share would have been $1,396,482 and $.12, respectively, for the period ended August 31, 1996 and $488,989 and $.04, respectively, for the three months ended November 30, 1996.


  [3] Stock option plan:


     In November 1996 and as later amended in December 1996, the Company adopted a stock option plan. Under the plan, which authorizes the granting of incentive stock options or nonincentive stock options, the maximum number of shares of common stock for which options may be granted is 600,000 shares. As of the date hereof, no options have been granted under this stock option plan.


(NOTE F) -- RELATED PARTY TRANSACTIONS:


     The Company incurred approximately $75,000 and $52,000 in legal fees to a related party from March 6, 1996 (date of incorporation) through August 31, 1996 and the three months ended November 30, 1996 (unaudited), respectively. In addition, the Company received free legal services amounting to $11,500 which is included in the above legal fees for the three months ended November 30, 1996 (unaudited) from a related party, which was recorded as additional paid-in capital.


(NOTE G) -- PROPOSED PUBLIC OFFERING:

     The Company has signed a letter of intent with an underwriter with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO NOVEMBER 30, 1996 AND THE
                     THREE MONTHS ENDED NOVEMBER 30, 1996)


(NOTE G) -- PROPOSED PUBLIC OFFERING: (CONTINUED)

therewith the Company anticipates incurring substantial expenses which, if the offering is not consummated, will be charged to expense.

(NOTE H) -- COMMITMENTS AND OTHER MATTERS:

  [1] Employment contract:


     The Company expects to enter into a three-year employment contract with its Chief Executive Officer which will take effect upon the consummation of the Company's proposed public offering of securities. The Chief Executive Officer is also a member of the Board of Directors. The contract is expected to provide for an annual salary of an amount not less than $125,000 and a three-year noncompete clause upon termination.


  [2] Return of subscription funds:


     Based on the Company's review of investors' subscription documents prior to the acceptance and issuance of shares to such investors, certain individuals who had subscribed to shares of the Company's common stock were found not to be "Qualified Investors" within the meaning of rules promulgated under the Securities Act of 1933, as amended. Accordingly, subsequent to August 31, 1996, the Company returned all $90,000 of such subscription amounts.


  [3] Royalties:


     The Distribution Agreement with Groupe Conserver (Note A) requires the Company to pay a royalty of 6% on the first $100,000,000 of net revenues generated from the commercial use of the product and a 7% royalty on net revenues generated in excess thereof.


(NOTE I) -- INCOME TAXES:


     The Company, for tax purposes, does not have any operations or net operating loss, as its expenses are considered pre-operating, and accordingly will be capitalized and amortized when operations commence.


(NOTE J) -- SUBSEQUENT EVENTS:

     Subsequent to August 31, 1996, the Company entered into the following transactions:


     [1] The Company issued one-year 10% convertible subordinated debentures in the aggregate amount of $750,000. The holders of $150,000 of such debentures have the option of requiring repayment upon consummation of the proposed initial public offering. The debentures and accrued interest are convertible into common shares at $2.202844 per share.


     In connection with the sale of the debentures, the Company issued 141,871 shares of its common stock. The issuance of the shares has been valued at $312,500 and is being accounted for as debt discount which will be charged to expense over the term of the note.

     [2] The Company repurchased 3,102,051 shares of its common stock for $1,800,000 (Note A).


     [3] The Company sold 687,748 shares of common stock for $1,515,000.



     [4] Refunds due to subscribers were paid (Note H[2]).



     [5] Options to purchase 56,745 shares of common stock originally issued at an exercise price of $2.202844 were subsequently cancelled and reissued at an exercise price of $.2202844. In connection with the

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO NOVEMBER 30, 1996 AND THE
                     THREE MONTHS ENDED NOVEMBER 30, 1996)

(NOTE J) -- SUBSEQUENT EVENTS: (CONTINUED)

cancellation and reissuance of such options, a compensation charge of approximately $226,000 will be recorded by the Company.



     [6] In January 1997, the Company granted options to purchase 453,959 shares of its Common Stock at $2.202844 per share. The options were issued to a consultant of the Company. The options vest ratably over a four-year period and are exercisable six months after issuance. Compensation expense of approximately $1,150,000 will be recorded by the Company in connection with the above-described transaction.

------------------------------------------------------
------------------------------------------------------

     NO UNDERWRITER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   15
Dividend Policy.......................   16
Capitalization........................   17
Dilution..............................   18
Selected Financial Data...............   19
Management's Discussion and Analysis
  of Financial Condition and Plan of
  Operation...........................   20
Business..............................   23
Management............................   32
Certain Transactions..................   37
Principal Stockholders................   38
Description of Securities.............   39
Shares Eligible for Future Sale.......   42
Underwriting..........................   43
Legal Matters.........................   45
Experts...............................   45
Additional Information................   45
Index to Financial Statements.........  F-1


                            ------------------------
     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                             [CONSERVER USA LOGO]

                                   CONSERVER
                                 CORPORATION OF
                                    AMERICA
                              4,000,000 SHARES OF
                                  COMMON STOCK
                                      AND
                              4,000,000 REDEEMABLE
                                  COMMON STOCK
                               PURCHASE WARRANTS
                              --------------------
                                   PROSPECTUS
                              --------------------

                              NATIONAL SECURITIES
                                  CORPORATION

                                            , 1997


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with this offering. Other than the SEC registration fee, NASD filing fee and the non-accountable expense allowance of National Securities Corporation (the "Underwriter"), amounts set forth below are estimates:


    SEC registration fee.....................................................  $22,117.59
    NASD filing fee..........................................................    7,798.80
    Underwriter's nonaccountable expense allowance...........................     732,000
    AMEX listing fee.........................................................      50,000
    Blue sky legal fees......................................................      35,000
    Printing and engraving expenses..........................................      95,000
    Legal fees...............................................................     175,000
    Accounting fees..........................................................      40,000
    Transfer and Warrant Agent fees..........................................       3,500
    Miscellaneous expenses...................................................   35,583.61
                                                                               ----------
                                                                               $1,196,000
                                                                               ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), Conserver Corporation of America (the "Registrant") has broad powers to indemnify its directors, officers and other employees. This section (i) provides that the statutory indemnification and advancement of expenses provisions of the DGCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled,
(ii) establishes procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the stockholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) applies a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permits the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 145(g) of the DGCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.



     Article Sixth (b) of the Certificate of Incorporation of the Registrant provides that no director shall have any personal liability to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to Registrant or its stockholders, (2) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit. Article Sixth (a) of the Certificate of Incorporation of Registrant provides that Registrant shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, any and all persons whom it shall have power to indemnify under such section.

     Article Sixth (c) of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify its directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses.

     Reference is also made to Section 7 of the Underwriting Agreement, which provides for indemnification of the officers and directors of Registrant under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information relating to all securities of Registrant sold within the past three years without registering the securities under the Securities Act of 1933, as amended (the "Securities Act"):


     In March 1996 the Company issued its Common Stock to founders upon its incorporation as follows:


(a) 1,000,000 shares to Charles Stein Intervivos Trust for a purchase price of $1,000;

(b) 300,000 shares to Dori Kallan, Daniel Kallan and Joshua Kallan for a purchase price of $300;

(c)   200,000 shares to Argus Investors, LLC for a purchase price of $200;


(d)   500,000 shares to Jasmine Trustees, Ltd. for a purchase price of $500;


(e)   200,000 shares to Doree Harr Peltz for a purchase price of $200;

(f)   100,000 shares to Irv Tobocman for a purchase price of $100;

(g)   50,000 shares to James V. Stanton for a purchase price of $50;


(h)   50,000 shares to Jay M. Haft for a purchase price of $50;


(i) 25,000 shares to Rosenbaum Investment Company for a purchase price of $25;

(j)   15,000 shares to Steve Shulman for a purchase price of $15;

(k)   10,000 shares to Lester Weingarten for a purchase price of $10;

(l)   75,000 shares to Paul Arora for a purchase price of $75;

(m)   100,000 shares to Francis Hoogewerf for a purchase price of $100;

(n)   10,000 shares to Nick Torregiani for a purchase price of $10;

(o)   20,000 shares to Clive Vlielland-Boddy for a purchase price of $20;

(p) 1,666,667 shares to Conserver Investments, S.A. for a purchase price of $1,667 of which 1,366,667 shares were repurchased by the Company in October and November 1996;

(q)   25,000 shares to Farhat Tabbah for a purchase price of $25;

(r)   25,000 shares to Gerald N. Agranoff for a purchase price of $25;

(s)   200,000 shares to the Scharf Family Trust for a purchase price of $200;

(t)   200,000 shares to Steven Greenberg for a purchase price of $200;

(u)   50,000 shares to Gerald Breslauer for a purchase price of $50;

(v)   6,000 shares to Greg Kroning for a purchase price of $6;

(w)   27,500 shares to Lions Holding Company for a purchase price of $27.50; and

(x)   25,000 shares to Gregory Pilkington for a purchase price of $25.

     From March through October 1996, the Company issued its Common Stock through private offerings as follows:


(a)   10,000 shares to Doree Harr Peltz for a purchase price of $50,000;

(b)   10,000 shares to James V. Stanton for a purchase price of $50,000;

(c)   10,000 shares to Alan Shulman for a purchase price of $50,000;

(d)   10,000 shares to F. Lorenzo Crutchfield for a purchase price of $50,000;

(e)   8,000 shares to Carl F. Steinfield for a purchase price of $40,000;

(f)   2,000 shares to Herbert Goldman for a purchase price of $10,000;

(g) 5,000 shares to Wilcox Family Trust 12/29/70 for a purchase price of $25,000;

(h)   5,000 shares to Gordon Conner for a purchase price of $25,000;

(i) 5,400 shares to Paul King Investment Co. Profit Sharing Trust for a purchase price of $27,000;

(j)   15,000 shares to Bridget M. Stanton for a purchase price of $75,000;

(k)   15,000 shares to Michael J. Stanton for a purchase price of $75,000;

(l) 20,000 shares to James V. Stanton and Margaret M. Stanton, joint tenants for a purchase price of $100,000;

(m)   5,000 shares to Thomas H. Ford for a purchase price of $25,000;

(n) 95,000 shares to Rogers Family Investments, LP for a purchase price of $475,000;

(o)   5,000 shares to Robert J. Rogers for a purchase price of $25,000;

(p) 19,000 shares to Rogers Family Properties, LP for a purchase price of $95,000;

(q)   1,000 shares to Robert J. Rogers for a purchase price of $5,000;

(r)   11,000 shares to Claude and Linda Rogers for a purchase price of $55,000;

(s)   3,000 shares to Robert J. Rogers for a purchase price of $15,000;

(t)   6,000 shares to Claude and Linda Rogers for a purchase price of $30,000;

(u)   6,000 shares to Jerry R. Smith for a purchase price of $30,000;

(v)   10,000 shares to Randolph W. Hunter for a purchase price of $50,000;

(w)   6,000 shares to Marshall H. Cole for a purchase price of $30,000;

(x)   2,000 shares to Marshall H. Cole IRA for a purchase price of $10,000;

(y)   2,000 shares to Melissa W. Cole IRA for a purchase price of $10,000;

(z) 20,000 shares to Teleco Inc. Profit Sharing Plan for a purchase price of $100,000;

(aa)  5,000 shares to Marc Katzenberg for a purchase price of $25,000;

(bb)  5,000 shares to Robert Mufson for a purchase price of $25,000;

(cc) 5,000 shares to Robert Mufson, Trustee -- Harris Brett Whitney Dev Retirement Account for a purchase price of $25,000;

(dd)  5,000 shares to Alan Shulman for a purchase price of $25,000;

(ee)  5,000 shares to Elizabeth Shulman for a purchase price of $25,000;

(ff) 10,000 shares to G & G Overseas Investments Co. LTD for a purchase price of $50,000;

(gg)  13,000 shares to Thomas M. Ward, MD for a purchase price of $65,000;

(hh) 20,000 shares to James J. Donohue & Assoc. Defined Benefit Pension Plan for a purchase price of $100,000;

(ii) 100,000 shares to Winstar Investment Trust for a purchase price of $500,000;

(jj)  19,000 shares to William Rogers for a purchase price of $95,000;

(kk)  5,000 shares to Smith Family Trust for a purchase price of $25,000;

(ll) 10,000 shares to O'Neill and Athy Profit Sharing Plan for a purchase price of $50,000;

(mm)  20,000 shares to DH Strategic Partners for a purchase price of $100,000;
      and

(nn)  10,000 shares to David Shulman for a purchase price of $50,000.

     In May 1996, the Company issued a 12% convertible debenture in the aggregate principal amount of $1,000,000 to the SES Family Investment and Trading Partnership, L.P.

     From September to November 1996, the Company issued 10% Convertible Debentures and shares of Common Stock as follows:

(a) To D&M Capital Investment Corp. in the aggregate principal amount of $210,000 and 17,500 shares;

(b) To Chana Sasha Foundation in the aggregate principal amount of $150,000 and 12,500 shares;

(c) To Morris Wolfson Family Limited Partnership in the aggregate amount of $115,000 and 9,584 shares;

(d) To Quest Enterprises, Inc. in the aggregate principal amount of $25,000 and 2,084 shares;

(e) To Daniel Federbush in the aggregate principal amount of $100,000 and 8,334 shares;

(f) To Bernard Leff in the aggregate principal amount of $25,000 and 2,084 shares;

(g) To Dr. Ronald Krenick in the aggregate principal amount of $100,000 and 8,334 shares; and

(h) To Jeffrey Kaplan in the aggregate principal amount of $25,000 and 2,084 shares.


     In November and December 1996, the Company effected a 2.128874-for-one stock split and a 1.066194-for one stock split, respectively, with respect to the foregoing shares.



     Each purchaser named herein is an "accredited investor", as such term is defined in Rule 501, promulgated under the Securities Act and purchased Registrant's Common Stock or Convertible Debentures, as applicable, for investment and not with a view to their public distribution. The certificates evidencing the securities so purchased each bear an appropriate restrictive legend to such effect. Exemption from registration under the Securities Act is claimed for the sales of the aforementioned securities in reliance upon the exemption afforded by Section 4(2) of the Securities Act for transactions not involving a public offering. None of these sales involved participation by an underwriter or a broker-dealer.


ITEM 16.  EXHIBITS

     (a) The following is a list of exhibits filed herewith as part of the Registration Statement:


 1.1*    Form of Underwriting Agreement between Registrant and National Securities
         Corporation, as representative of the several underwriters named therein (the
         "Representative")
 3.1*    Certificate of Incorporation and amendments thereto of Registrant
 3.2*    By-laws of Registrant
 4.1**   Form of certificate evidencing Warrants
 4.2**   Form of certificate evidencing shares of Common Stock
 4.3*    Form of Representative's Warrant Agreement between Registrant and the Representative
         (including form of Representative's Warrant)

 4.4*    Form of Warrant Agreement between Registrant, the Representative and Continental
         Stock Transfer and Trust Company, as Warrant Agent (including form of Redeemable
         Common Stock Purchase Warrant)
 4.5*    Amendatory Agreement dated November 6, 1996 between the Registrant and The SES
         Family Investment and Trading Partnership, L.P.
 4.6*    Form of 10% Debenture dated September 1996
 4.7*    Form of 10% Convertible Debenture dated November 1996
 5.1     Opinion of Parker Duryee Rosoff & Haft A Professional Corporation
10.1*    1996 Stock Option Plan
10.2*    Distribution Agreement dated October 9, 1996 between Registrant and Conserver
         International, B.V. and Conserver North America, Inc.
10.3**   Form of Employment Agreement between Charles H. Stein and the Registrant
10.4*    Form of $2.35 Warrant Agreement dated August 1996
10.5**   Loan Agreement dated October 9, 1996 between Registrant and Conserver Purchasing
         Corporation ("CPC"), as amended by Letter Agreement dated December 31, 1996 between
         Registrant and CPC
11.1**   Statement as to Computation of Per Share Earnings
21.1*    Subsidiaries of Registrant
23.1**   Consent of Richard A. Eisner & Company, LLP
23.2     Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1)
24.1*    Power of Attorney (included on the signature page of Part II of this Registration
         Statement)
27.1*    Financial Data Schedule


---------------

 * Previously filed.



** Filed herewith


     (b) Financial Statement Schedules. Financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

ITEM 17.  UNDERTAKINGS

     Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5) To provide to the Representative at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

          (6) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 31st day of January, 1997.



                                          CONSERVER CORPORATION OF AMERICA



                                          By: /s/      CHARLES H. STEIN


                                            ------------------------------------

                                            Charles H. Stein


                                            President



     Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated:



              SIGNATURE                                TITLE                        DATE
-------------------------------------  -------------------------------------  -----------------
                 /s/ *                 Chairman of the Board,                  January 31, 1997
-------------------------------------  President and Chief Executive Officer
          Charles H. Stein             (Principal Executive Officer)

                 /s/ *                 Director                                January 31, 1997
-------------------------------------
           Brian J. Bryce

                 /s/ *                 Director                                January 31, 1997
-------------------------------------
             Jay M. Haft

                 /s/ *                 Director                                January 31, 1997
-------------------------------------
         Michael Jay Scharf

                 /s/ *                 Director                                January 31, 1997
-------------------------------------
          James V. Stanton

                 /s/ *                 Senior Vice President -- Finance,       January 31, 1997
-------------------------------------  Treasurer and Chief Financial Officer
         Miles R. Greenberg            (Principal Accounting Officer)


---------------

* Charles H. Stein, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of the persons referenced above.



                                          /s/        CHARLES H. STEIN

                                          --------------------------------------

                                          Charles H. Stein



January 31, 1997